EXHIBIT 99.1

EPE HOLDINGS, LLC

Consolidated Balance Sheet at December 31, 2007

and Report of Independent Registered Public Accounting Firm

EPE HOLDINGS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of EPE Holdings, LLC

Houston, Texas

We have audited the accompanying consolidated balance sheet of EPE Holdings, LLC (the “Company”) at December 31, 2007. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of the Company at December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 28, 2008

EPE HOLDINGS, LLC

CONSOLIDATED BALANCE SHEET

AT DECEMBER 31, 2007

(Dollars in thousands)

ASSETS
Current assets:
Cash and cash equivalents	$ 41,944
Restricted cash	53,144
Accounts and notes receivable - trade, net of allowance
for doubtful accounts of $21,784	3,363,295
Accounts receivable - related parties	1,985
Inventories	425,686
Prepaid and other current assets	129,448
Total current assets	4,015,502
Property, plant and equipment, net	14,299,396
Investments in and advances to unconsolidated affiliates	2,539,003
Intangible assets, net of accumulated amortization of $545,625	1,820,199
Goodwill	807,580
Deferred tax asset	3,545
Other assets	238,891
Total assets	$ 23,724,116

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable - trade	$ 387,801
Accounts payable - related parties	14,232
Accrued product payables	3,571,095
Accrued expenses	61,981
Accrued interest	183,501
Other current liabilities	390,958
Current maturities of debt	353,976
Total current liabilities	4,963,544
Long-term debt: (see Note 13)	9,507,229
Deferred tax liabilities	21,358
Other long-term liabilities	111,368
Commitments and contingencies
Minority interest	9,160,789
Member’s equity, including accumulated other
comprehensive income loss of $39,975 (see Note 14)	(40,172)
Total liabilities and member’s equity	$ 23,724,116

See Notes to Consolidated Balance Sheet

EPE HOLDINGS, LLC

NOTES TO CONSOLIDATED BALANCE SHEET

AT DECEMBER 31, 2007

Note 1. Company Organization and Basis of Financial Statement Presentation

Company Organization

EPE Holdings, LLC is a Delaware limited liability company that was formed in April 2005 to become the general partner of Enterprise GP Holdings L.P. The business purpose of EPE Holdings, LLC is to manage the affairs and operations of Enterprise GP Holdings L.P. At December 31, 2007, Dan Duncan LLC owned 100% of the membership interests of EPE Holdings, LLC.

Unless the context requires otherwise, references to “we,” “us,” “our” or “EPE Holdings, LLC” are intended to mean and include the business and operations of EPE Holdings, LLC, as well as its consolidated subsidiaries, which include Enterprise GP Holdings L.P. (“Enterprise GP Holdings”) and its consolidated subsidiaries. Enterprise Products GP LLC, Enterprise Products Partners L.P., Enterprise Products Operating LLC, Texas Eastern Products Pipeline Company, LLC, and TEPPCO Partners, L.P. and their respective consolidated subsidiaries are consolidated subsidiaries of Enterprise GP Holdings. References to “EPE Holdings” are intended to mean EPE Holdings, LLC, individually, and not on a consolidated basis.

Enterprise GP Holdings is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “EPE.” The current business of Enterprise GP Holdings is to own general and limited partner interests of publicly traded partnerships engaged in the midstream energy industry and related businesses. Our general partner interest in Enterprise GP Holdings is fixed without any requirement for capital contributions in connection with additional unit issuances by Enterprise GP Holdings.

References to “Enterprise Products Partners” mean the business and operations of Enterprise Products Partners L.P. and its consolidated subsidiaries. Enterprise Products Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.” References to “EPGP” mean Enterprise Products GP, LLC, which is the general partner of Enterprise Products Partners. Enterprise Products Partners has no business activities outside those conducted by its operating subsidiary, Enterprise Products Operating LLC (“EPO”), as successor in interest by merger to Enterprise Products Operating L.P.

References to “Duncan Energy Partners” mean Duncan Energy Partners L.P., which is a consolidated subsidiary of EPO. Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “DEP.” References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners and a wholly owned subsidiary of EPO.

References to “TEPPCO” mean the business and operations of TEPPCO Partners, L.P. and its consolidated subsidiaries. TEPPCO is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “TPP.” References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.

References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”). Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“LE GP”).

References to “Employee Partnerships” mean EPE Unit L.P. (“EPE Unit I”), EPE Unit II, L.P. (“EPE Unit II”) and EPE Unit III, L.P. (“EPE Unit III”), collectively, which are private company affiliates of EPCO, Inc. See Note 19 for information regarding the formation of Enterprise Unit L.P. in February 2008.

References to “DFI” mean Duncan Family Interests, Inc. and “DFIGP” mean DFI GP Holdings, L.P. DFI and DFIGP are private company affiliates of EPCO, Inc. Enterprise GP Holdings acquired its ownership interests in TEPPCO and TEPPCO GP from DFI and DFIGP.

References to “EPCO” mean EPCO, Inc., which is a related party affiliate to all of the foregoing named entities. Mr. Duncan is the Chairman and controlling shareholder of EPCO.

EPE Holdings, Enterprise GP Holdings, Enterprise Products Partners, EPGP, TEPPCO, TEPPCO GP, the Employee Partnerships and EPCO are affiliates under common control of Mr. Duncan. Enterprise Products Partners and TEPPCO and their respective general partners were under Mr. Duncan’s indirect control as of the period presented in this current report on Form 8-K. We do not control Energy Transfer Equity or LE GP.

Basis of Financial Statement Presentation

Since EPE Holdings exercises control over Enterprise GP Holdings, EPE Holdings consolidates its balance sheet with that of Enterprise GP Holdings. EPE Holdings owns a 0.01% general partner interest in Enterprise GP Holdings, which conducts substantially all of EPE Holdings’ business. EPE Holdings has no independent operations and no material assets outside those of Enterprise GP Holdings.

The number of reconciling items between our consolidated balance sheet and that of Enterprise GP Holdings are few. The most significant reconciling item is that relating to minority interest in our net assets by the limited partners of Enterprise GP Holdings and the elimination of our investment in Enterprise GP Holdings with our underlying partner’s capital account in Enterprise GP Holdings. See Note 2 for additional details regarding minority interest ownership in our consolidated subsidiaries.

Effective with the second quarter of 2007, our consolidated balance sheet and related notes were recasted to reflect the acquisition of ownership interests in TEPPCO and TEPPCO GP (including associated incentive distribution rights (“IDRs”) of TEPPCO) in May 2007 and the reorganization of our business segments.

Basis of Financial Information pertaining to EPGP and Enterprise Products Partners. Enterprise GP Holdings acquired its investments in Enterprise Products Partners and EPGP in August 2005 from private company affiliates of EPCO under the common control of Mr. Duncan. Enterprise GP Holdings owns 13,454,498 common units of Enterprise Products Partners and 100% of the membership interests of EPGP, which is entitled to 2% of the cash distributions paid by Enterprise Products Partners as well as the associated IDRs of Enterprise Products Partners. See Note 4 for additional information regarding Enterprise GP Holdings’ investments in EPGP and Enterprise Products Partners.

Basis of Financial Information pertaining to TEPPCO GP and TEPPCO. Enterprise GP Holdings acquired 4,400,000 common units of TEPPCO and 100% of the membership interests of TEPPCO GP (including associated IDRs of TEPPCO) in May 2007 from private company affiliates of EPCO (i.e. DFI and DFIGP) under the common control of Mr. Duncan. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. See Note 4 for additional information regarding Enterprise GP Holdings’ investments in TEPPCO GP and TEPPCO.

Since Enterprise GP Holdings, DFI and DFIGP are under the common control of Mr. Duncan, Enterprise GP Holdings’ acquisition of ownership interests in TEPPCO and TEPPCO GP was accounted for at historical costs as a reorganization of entities under common control in a manner similar to a pooling of interests. The inclusion of TEPPCO and TEPPCO GP in our consolidated balance sheet was effective

January 1, 2005 because an affiliate of EPCO under common control with Enterprise GP Holdings originally acquired ownership interests in TEPPCO GP in February 2005.

Basis of Financial Information pertaining to LE GP and Energy Transfer Equity. Enterprise GP Holdings entered into a securities purchase agreement on May 7, 2007, pursuant to which it acquired 38,976,090 common units of Energy Transfer Equity and approximately 34.9% of the membership interests in ETEGP for $1.65 billion in cash. Energy Transfer Equity owns limited partner interests and the general partner interest in Energy Transfer Partners, L.P., a publicly traded partnership. We account for our investments in Energy Transfer Equity and LE GP using the equity method of accounting. See Note 4 for additional information regarding Enterprise GP Holdings’ investments in LE GP and Energy Transfer Equity.

Note 2. Summary of Significant Accounting Policies

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is determined based on specific identification and estimates of future uncollectible accounts. Our procedure for determining the allowance for doubtful accounts is based on (i) historical experience with customers, (ii) the perceived financial stability of customers based on our research, and (iii) the levels of credit we grant to customers. In addition, we may increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and similar financial difficulties. On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure that we have recorded sufficient reserves to cover potential losses. Our allowance also includes estimates for uncollectible natural gas imbalances based on specific identification of accounts. Our allowance for doubtful accounts was $21.8 million at December 31, 2007.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of less than three months from the date of purchase.

Consolidation Policy

We evaluate our financial interests in business enterprises to determine if they represent variable interest entities where we are the primary beneficiary. If such criteria are met, we consolidate the financial statements of such businesses with those of our own. Our consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest, after the elimination of all material intercompany accounts and transactions. We also consolidate other entities and ventures in which we possess a controlling financial interest as well as partnership interests where we are the sole general partner of the partnership.

If the investee is organized as a limited partnership or limited liability company and maintains separate ownership accounts, we account for our investment using the equity method if our ownership interest is between 3% and 50% and we exercise significant influence over the investee’s operating and financial policies. For all other types of investments, we apply the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the investee’s operating and financial policies. Our proportionate share of profits and losses from transactions with equity method unconsolidated affiliates are eliminated in consolidation to the extent such amounts are material and remain on our balance sheet (or those of our equity method investees) in inventory or similar accounts.

If our ownership interest in an investee does not provide us with either control or significant influence over the investee, we account for the investment using the cost method.

Contingencies

Certain conditions may exist as of the date our balance sheet is issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our balance sheet. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Deferred Revenues

We recognize revenues when earned. Amounts billed in advance of the period in which the service is rendered or product delivered are recorded as deferred revenue.

Dollar Amounts

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Environmental Costs

Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  Expenditures to mitigate or prevent future environmental contamination are capitalized.

At December 31, 2007, our accrued liabilities for environmental remediation projects were $30.5 million. The majority of these amounts relate to reserves established by Enterprise Products Partners for remediation activities involving mercury gas meters.

Estimates

Preparing our Consolidated Balance Sheet in conformity with generally accepted accounting principles in the United States of America (or “GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Our actual results could differ from these estimates. On an ongoing basis, management reviews its estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Exchange Contracts

Exchanges are contractual agreements for the movements of natural gas liquids (“NGLs”) and certain petrochemical products between parties to satisfy timing and logistical needs of the parties. Net exchange volumes borrowed from us under such agreements are valued and included in accounts receivable, and net exchange volumes loaned to us under such agreements are valued and accrued as a liability in accrued product payables. Receivables and payables arising from exchange transactions are settled with movements of products rather than with cash.

Financial Instruments

We use financial instruments such as swaps, forward and other contracts to manage price risks associated with inventories, firm commitments, interest rates, foreign currency and certain anticipated transactions. We recognize these transactions on our balance sheet as assets and liabilities based on the instrument’s fair value. Fair value is generally defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale. Changes in fair value of financial instrument contracts are recognized currently in earnings unless specific hedge accounting criteria are met. If the financial instrument meets the criteria of a fair value hedge, gains and losses incurred on the instrument will be recorded in earnings to offset corresponding losses and gains on the hedged item. If the financial instrument meets the criteria of a cash flow hedge, gains and losses incurred on the instrument are recorded in accumulated other comprehensive income (“AOCI”). Gains and losses on cash flow hedges are reclassified from accumulated other comprehensive income to earnings when the forecasted transaction occurs or, as appropriate, over the economic life of the underlying asset. A contract designated as a hedge of an anticipated transaction that is no longer likely to occur is immediately recognized in earnings.

To qualify as a hedge, the item to be hedged must expose us to risk and the related hedging instrument must reduce the exposure and meet the hedging requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (as amended and interpreted). We formally designate the financial instrument as a hedge and document and assess the effectiveness of the hedge at its inception and thereafter on a quarterly basis. Any hedge ineffectiveness is immediately recognized in earnings. See Note 7 for additional information regarding our financial instruments.

Foreign Currency Translation

Enterprise Products Partners owns an NGL marketing business located in Canada. The financial statements of this foreign subsidiary are translated into U.S. dollars from the Canadian dollar, which is the subsidiary’s functional currency, using the current rate method. Its assets and liabilities are translated at the rate of exchange in effect at the balance sheet date, while revenue and expense items are translated at average rates of exchange during the reporting period. Exchange gains and losses arising from foreign currency translation adjustments are reflected as separate components of AOCI in the accompanying Consolidated Balance Sheets. We attempt to hedge this currency risk (see Note 7).

Impairment Testing for Goodwill

Our goodwill amounts are assessed for impairment (i) on a routine annual basis or (ii) when impairment indicators are present. If such indicators occur (e.g., the loss of a significant customer, economic obsolescence of plant assets, etc.), the estimated fair value of the reporting unit to which the goodwill is assigned is determined and compared to its book value. If the fair value of the reporting unit exceeds its book value including associated goodwill amounts, the goodwill is considered to be unimpaired and no impairment charge is required. If the fair value of the reporting unit is less than its book value including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value. See Note 12 for additional information regarding our goodwill.

Impairment Testing for Intangible Assets with Indefinite Lives

Intangible assets with indefinite lives are subject to periodic testing for recoverability in a manner similar to goodwill. We test the carrying value of indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of the asset is less than its carrying value. This test is performed during the fourth quarter of each fiscal year. If the estimated fair value of this intangible asset is less than its carrying value, a charge to earnings is required to reduce the asset’s carrying value to its implied fair value.

Our estimate of the fair value of this asset is based on a number of assumptions including: (i) the discount rate we select to present value underlying cash flow streams; (ii) the expected increase in TEPPCO’s cash distribution rate over a discreet forecast period; and (iii) the long-term growth rate of TEPPCO’s cash distributions beyond the discreet forecast period. The financial models we use to estimate the fair value of the IDRs are sensitive to changes in these assumptions. Consequently, a significant change in any of these underlying assumptions may result in our recording an impairment charge where none was warranted in prior periods.

Impairment Testing for Long-Lived Assets

Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values in accordance with SFAS 144. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm’s-length transaction. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques.

Impairment Testing for Unconsolidated Affiliates

We evaluate our equity method investments for impairment when events or changes in circumstances indicate that there is a loss in value of the investment attributable to an other than temporary decline. Examples of such events or changes in circumstances include continuing operating losses of the investee or long-term negative changes in the investee’s industry. In the event we determine that the loss in value of an investment is other than a temporary decline, we record a charge to earnings to adjust the carrying value of the investment to its estimated fair value.

Income Taxes

Income taxes are primarily applicable to our state tax obligations under the Revised Texas Franchise Tax (“the Revised Texas Franchise Tax”) and certain federal and state tax obligations of Seminole Pipeline Company (“Seminole”) and Dixie Pipeline Company (“Dixie”), both of which are consolidated subsidiaries of ours. Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.

In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax. In May 2006, the State of Texas expanded its pre-existing franchise tax to include limited partnerships, limited liability companies, corporations and limited liability partnerships. As a result of the change in tax law, our tax status in the State of Texas has changed from non-taxable to taxable.

Since we are structured as a pass-through entity, we are not subject to federal income taxes. As a result, our member is individually responsible for paying federal income taxes on its share of our taxable income. Since we do not have access to information regarding EPE Holding’s member’s tax basis, we cannot readily determine the total difference in the basis of our net assets for financial and tax reporting purposes.

In accordance with Financial Accounting Standards Board Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position. See Note 16 for additional information regarding our income taxes.

Inventories

Inventories primarily consist of NGLs, petroleum products, certain petrochemical products and natural gas volumes that are valued at the lower of average cost or market. We capitalize, as a cost of inventory, shipping and handling charges directly related to volumes we purchase from third parties or take title to in connection with processing or other agreements. As these volumes are sold and delivered out of inventory, the average cost of these products (including freight-in charges that have been capitalized) are charged to operating costs and expenses. Shipping and handling fees associated with products we sell and deliver to customers are charged to operating costs and expenses as incurred. See Note 8 for additional information regarding our inventories.

Minority Interest

As presented in our Consolidated Balance Sheet, minority interest represents third-party and related party ownership interests in the net assets of our consolidated subsidiaries. For financial reporting purposes, the assets and liabilities of our majority owned subsidiaries are consolidated with those of our own, with any third-party and related party ownership in such amounts presented as minority interest. The following table presents the components of minority interest as presented on our Consolidated Balance Sheet at December 31, 2007:

Limited partners of Enterprise Products Partners:
Third-party owners of Enterprise Products Partners (1)	$ 5,011,700
Related party owners of Enterprise Products Partners (2)	278,969
Limited partners of Enterprise GP Holdings:
Third-party owners of Enterprise GP Holdings (1)	1,045,969
Related party owners of Enterprise GP Holdings (2)	1,033,017
Limited partners of Duncan Energy Partners:
Third-party owners of Duncan Energy Partners (3)	288,588
Limited partners of TEPPCO:
Third-party owners of TEPPCO (1)	1,372,821
Related party owners of TEPPCO (2)	(12,106)
Joint venture partners (4)	141,831
Total minority interest on consolidated balance sheet	$ 9,160,789

(1)   Consists of non-affiliate public unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO.

(2)   Consists of unitholders of Enterprise Products Partners, Enterprise GP Holdings and TEPPCO that are related party affiliates. This group is primarily comprised of EPCO and certain of its private company consolidated subsidiaries.

(3)   Consists of non-affiliate public unitholders of Duncan Energy Partners. On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units. A wholly owned operating subsidiary of Enterprise Products Partners owns the general partner of Duncan Energy Partners; therefore, Enterprise Products Partners consolidates the financial statements of Duncan Energy Partners with those of its own. For financial accounting and reporting purposes, the public owners of Duncan Energy Partners are presented as minority interest in our consolidated balance sheet effective February 1, 2007.

(4)   Represents third-party ownership interests in joint ventures that we consolidate, including Seminole, Dixie, Tri-States Pipeline L.L.C. (“Tri-States”), Independence Hub, LLC (“Independence Hub”), Wilprise Pipeline Company, L.L.C. (“Wilprise”) and Belle Rose NGL Pipeline, L.L.C. (“Belle Rose”).

Natural Gas Imbalances

In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers. Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period. We have various fee-based agreements with customers to transport their natural gas through our pipelines. Our customers retain ownership of their natural gas shipped through our pipelines. As such, our pipeline transportation activities are not intended to create physical volume differences that would result in significant accounting or economic events for either our customers or us during the course of the arrangement.

We settle pipeline gas imbalances through either (i) physical delivery of in-kind gas or (ii) in cash. These settlements follow contractual guidelines or common industry practices. As imbalances occur, they may be settled (i) on a monthly basis, (ii) at the end of the agreement or (iii) in accordance with industry practice, including negotiated settlements. Certain of our natural gas pipelines have a regulated tariff rate mechanism requiring customer imbalance settlements each month at current market prices.

However, the vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time. For those gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement. Changes in natural gas prices may impact our estimates.

At December 31, 2007, our natural gas imbalance receivables, net of allowance for doubtful accounts, was $73.9 million, and is reflected as a component of “Accounts and notes receivable – trade” on our Consolidated Balance Sheet. At December 31, 2007, our imbalance payable was $48.7 million, and is reflected as a component of “Accrued product payables” on our Consolidated Balance Sheet.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized and minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. For financial statement purposes, depreciation is recorded based on the estimated useful lives of the related assets primarily using the straight-line method. Where appropriate, we use other depreciation methods (generally accelerated) for tax purposes. See Note 9 for additional information regarding our property, plant and equipment.

Certain of our plant operations entail periodic planned outages for major maintenance activities. These planned shutdowns typically result in significant expenditures, which are principally comprised of amounts paid to third parties for materials, contract services and related items. We use the expense-as-incurred method for our planned major maintenance activities that benefit periods in excess of one year or for periods that are not determinable.  We use the deferral method for our annual planned major maintenance activities.

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation. When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset. To the extent we do not settle an ARO liability at our recorded amounts, we will incur a gain or loss.

Restricted Cash

Restricted cash represents amounts held by (i) a brokerage firm in connection with our commodity financial instruments portfolio and physical natural gas purchases made on the New York Mercantile Exchange (“NYMEX”) exchange.

Unit-Based Awards

We account for unit-based awards in accordance with SFAS 123(R), “Share-Based Payment.”

Note 3. Recent Accounting Developments

The following information summarizes recently issued accounting guidance that will or may affect our future consolidated balance sheet:

SFAS 157

SFAS 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements.  SFAS 157 applies only to fair-value measurements that are already required (or permitted) by other accounting standards and is expected to increase the consistency of those measurements.  SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop such measurements, and the effect of certain of the measurements on earnings (or changes in net assets) during a period.

Certain requirements of SFAS 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The effective date for other requirements of SFAS 157 has been deferred for one year. We adopted the provisions of SFAS 157 which are effective for fiscal years beginning after November 15, 2007 and there was no impact on our Consolidated Balance Sheet. Management is currently evaluating the impact that the deferred provisions of SFAS 157 will have on the disclosures to our Consolidated Balance Sheet in 2009.

SFAS 141(R)

SFAS 141(R), “Business Combinations,” replaces SFAS 141, “Business Combinations.” SFAS 141(R) retains the fundamental requirements of SFAS 141 that the acquisition method of accounting (previously termed the “purchase method”) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) defines the acquirer as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. This new guidance also retains guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill.

The objective of SFAS 141(R) is to improve the relevance, representational faithfulness, and comparability of the information a reporting entity provides in its financial reports about business combinations and their effects. To accomplish this, SFAS 141(R) establishes principles and requirements for how the acquirer:

▪	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree.

▪

Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS 141(R) defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.

▪	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

SFAS 141(R) also requires that direct costs of an acquisition (e.g. finder’s fees, outside consultants, etc.) be expensed as incurred and not capitalized as part of the purchase price.

As a calendar year-end entity, we will adopt SFAS 141(R) on January 1, 2009. Although we are still evaluating this new guidance, we expect that it will have an impact on the way in which we evaluate acquisitions. For example, we have made several acquisitions in the past where the fair value of assets acquired and liabilities assumed was in excess of the purchase price. In those cases, a bargain purchase would have been recognized under SFAS 141(R). Conversely, we will no longer capitalize transaction fees and other direct costs.

SFAS 160

SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” establishes accounting and reporting standards for non-controlling interests, which have been referred to as minority interests in prior accounting literature. A noncontrolling interest is the portion of equity in a subsidiary not attributable, directly or indirectly, to EPE Holdings. This new standard requires, among other things, that (i) ownership interests of noncontrolling interests be presented as a component of equity on the balance sheet (i.e. elimination of the mezzanine “minority interest” category); (ii) elimination of minority interest expense as a line item on the statement of income and, as a result, that net income be allocated between the parent and noncontrolling interests on the face of the statement of income; and (iii) enhanced disclosures regarding noncontrolling interests. As a calendar year-end entity, we will adopt SFAS 160 on January 1, 2009 and apply its presentation and disclosure requirements retrospectively.

Note 4. Business Segments

Our investing activities are organized into business segments that reflect how the Chief Executive Officer of EPE Holdings (i.e., our chief operating decision maker) routinely manages and reviews the financial performance of Enterprise GP Holdings’ investments. On a consolidated basis, we have three reportable business segments: (i) Investment in Enterprise Products Partners, (ii) Investment in TEPPCO and (iii) Investment in Energy Transfer Equity.

Each of the respective general partners of Enterprise Products Partners, TEPPCO and Energy Transfer Equity have separate operating management and boards of directors, with each board having at least three independent directors. We control Enterprise Products Partners and TEPPCO through our ownership of their respective general partners. We do not control Energy Transfer Equity or its general partner.

TEPPCO and Enterprise Products Partners are joint venture partners in Jonah, which owns a natural gas gathering system (the “Jonah system”) located in southwest Wyoming. Within their respective financial statements, Enterprise Products Partners and TEPPCO account for their individual ownership interests in Jonah using the equity method of accounting. As a result of common control at the Enterprise GP Holdings level, Jonah is a consolidated subsidiary of Enterprise GP Holdings. For financial reporting purposes, management elected to classify the assets from Jonah within our Investment in TEPPCO segment.

Financial information presented for our Investment in Enterprise Products Partners and Investment in TEPPCO business segments was derived from the underlying consolidated balance sheets of EPGP and TEPPCO GP, respectively. Financial information presented for our Investment in Energy Transfer Equity segment represents amounts we record in connection with these equity method investments based primarily on publicly available information of Energy Transfer Equity.

The following table presents selected business segment information for the periods indicated:

	Investment		Investment
	in		in
	Enterprise	Investment	Energy	Adjustments
	Products	in	Transfer	and	Consolidated
	Partners	TEPPCO	Equity	Eliminations	Totals
Segment assets:
At December 31, 2007	$ 16,372,652	$ 5,801,710	$ 1,653,463	$ (103,709)	$ 23,724,116
Investments in and advances
to unconsolidated affiliates (see Note 10):
At December 31, 2007	622,502	263,038	1,653,463	--	2,539,003
Intangible Assets (see Note 12):
At December 31, 2007	917,000	920,780	--	(17,581)	1,820,199
Goodwill (see Note 12):
At December 31, 2007	591,651	215,929	--	--	807,580

Note 5. Accounting for Equity Awards

See Note 19 for information regarding the formation of the Enterprise Products 2008 Long-Term Incentive Plan in January 2008 and Enterprise Unit L.P. in February 2008.

SFAS 123(R) requires us to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date. The fair value of restricted unit awards (i.e. time-vested units under SFAS 123(R)) is based on the market price of the underlying common units on the date of grant. The fair value of other unit-based awards is estimated using the Black-Scholes option pricing model. Under SFAS 123(R), the fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period. Compensation expense for liability-classified awards (such as unit appreciation rights (“UARs”)) is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period. Liability-type awards are cash settled upon vesting.

As used in the context of the EPCO and TEPPCO plans, the term “restricted unit” represents a time-vested unit under SFAS 123(R). Such awards are non-vested until the required service period expires.

EPGP Unit Appreciation Rights

The non-employee directors of EPGP have been granted unit appreciation rights (“UARs”) in the form of letter agreements. These liability awards are not part of any established long-term incentive plan of EPCO, Enterprise GP Holdings or Enterprise Products Partners. The compensation expense associated with these awards is recognized by EPGP. The UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of the Enterprise GP Holdings’ registered limited partnership interests (the “Units”) (determined as of a future vesting date) over the grant date fair value. If a director resigns prior to vesting, his UAR awards are forfeited. These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

As of December 31, 2007, a total of 90,000 UARs had been granted to non-employee directors of EPGP. Each of these awards cliff vest in 2011. The grant date fair value with respect to 10,000 of the UARs is based on a Unit price of $35.71. The grant date fair value with respect to the remaining 80,000 UARs is based on a Unit price of $34.10.

EPCO Employee Partnerships

EPCO formed the Employee Partnerships to serve as an incentive arrangement for key employees of EPCO by providing them a “profits interest” in the Employee Partnerships. Certain EPCO employees who work on behalf of us and EPCO were issued Class B limited partner interests and admitted as Class B limited partners without any capital contribution. The profits interest awards (i.e., the Class B limited partner interests) in the Employee Partnerships entitles each holder to participate in the appreciation in value of the Enterprise GP Holdings’ Units. The Class B limited partner interests are subject to forfeiture if the participating employee’s employment with EPCO is terminated prior to vesting, with customary exceptions for death, disability and certain retirements. The risk of forfeiture will also lapse upon certain change in control events.

A portion of the fair value of these equity-based awards is allocated to us under the EPCO administrative services agreement as a non-cash expense. We are not responsible for reimbursing EPCO for any expenses of the Employee Partnerships, including the value of any contributions of cash or Enterprise GP Holdings Units made by private company affiliates of EPCO at the formation of each Employee Partnership.

Currently, there are four Employee Partnerships. EPE Unit I was formed in August 2005 in connection with the Enterprise GP Holdings’ initial public offering. EPE Unit II was formed in December 2006. EPE Unit III was formed in May 2007. Enterprise Unit LP was formed in February 2008 (See Note 19).

At December 31, 2007, there was an estimated $26.9 million of combined unrecognized compensation cost related to the Employee Partnerships. We will recognize our share of these costs in accordance with the EPCO administrative services agreement over a weighted-average period of 3.9 years.

The following is a discussion of significant terms of EPE Unit I, EPE Unit II, and EPE Unit III.

EPE Unit I. EPE Unit I was formed in connection with Enterprise GP Holdings’ initial public offering in August 2005. It owns 1,821,428 Enterprise GP Holdings Units contributed to it by a private company affiliate of EPCO, which, in turn, was made the Class A limited partner of EPE Unit I. On the date of contribution, the fair market value of the Units contributed by the Class A limited partner was $51.0 million. Certain key employees of EPCO were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit I without any capital contribution.

Unless agreed to by EPCO, the Class A limited partner and a majority in interest of the Class B limited partners, EPE Unit I will be liquidated upon the earlier of: (i) August 2010 or (ii) a change in control of the Enterprise GP Holdings or EPE Holdings. The Class B limited partners of EPE Unit I will cliff vest in the profits interest awards upon the occurrence of either of these two events. Upon liquidation of EPE Unit I, Enterprise GP Holdings Units having a then current fair market value equal to the Class A limited partner’s capital base of $51.0 million, plus any Class A preferred return (as defined in the partnership agreement of EPE Unit I) for the quarter in which liquidation occurs, will be distributed to the Class A limited partner. Any remaining Enterprise GP Holdings Units will be distributed to the Class B limited partners as a residual profits interest award in EPE Unit I.

As adjusted for forfeitures and regrants, the grant date fair value of the Class B limited partnership interests in EPE Unit I was $12.2 million at December 31, 2007. This fair value was estimated using the Black-Scholes option pricing model, which incorporates various assumptions including (i) an expected life of the awards ranging from three to five years, (ii) risk-free interest rates ranging from 4.1% to 5.0%, (iii) an expected distribution yield on Enterprise GP Holdings Units ranging from 3.0% to 4.2%, and (iv) an expected unit price volatility for Enterprise GP Holdings’ Units ranging from 17.4% to 30.0%.

EPE Unit II. EPE Unit II was formed in December 2006 as an incentive arrangement for Dr. Ralph S. Cunningham, a key employee of EPCO. EPE Unit II owns 40,725 Units of the Enterprise GP Holdings that it acquired in the open market using $1.5 million in cash contributed to it by a private company affiliate of EPCO. As a result of this contribution, the private company affiliate of EPCO was admitted as the Class A limited partner of EPE Unit II. Dr. Cunningham was issued the Class B limited partner interest and admitted as the Class B limited partner of EPE Unit II without any capital contribution.

Unless agreed to by EPCO, the Class A limited partner and the Class B limited partner, EPE Unit II will be liquidated upon the earlier of: (i) December 2011 or (ii) a change in control of the Enterprise GP

Holdings or EPE Holdings. The Class B limited partner of EPE Unit II will cliff vest in the profits interest award upon the occurrence of either of these two events. Upon liquidation of EPE Unit II, Enterprise GP Holdings Units having a then current fair market value equal to the Class A limited partner’s capital base of $1.5 million, plus any Class A preferred return (as defined in the partnership agreement of EPE Unit II) for the quarter in which liquidation occurs, will be distributed to the Class A limited partner. Any remaining Enterprise GP Holdings Units will be distributed to the Class B limited partners as a residual profits interest award in EPE Unit II.

The grant date fair value of the Class B limited partnership interests in EPE Unit II was $0.2 million at December 31, 2007. This fair value was estimated on the date of grant using the Black-Scholes option pricing model, which incorporated various assumptions including (i) an expected life of the award of five years, (ii) risk-free interest rate of 4.4%, (iii) an expected distribution yield on Enterprise GP Holdings Units of 3.8%, and (iv) an expected unit price volatility of 18.7% for Enterprise GP Holdings’ Units.

EPE Unit III. EPE Unit III owns 4,421,326 Enterprise GP Holdings Units contributed to it by a private company affiliate of EPCO, which, in turn, was made the Class A limited partner of EPE Unit III. On the date of contribution, the fair market value of the Units contributed by the Class A limited partner was $170.0 million (the “Class A limited partner capital base”). Certain EPCO employees were issued Class B limited partner interests and admitted as Class B limited partners of EPE Unit III without any capital contribution. The profits interest awards (i.e., Class B limited partner interests) in EPE Unit III entitle the holder to participate in the appreciation in value of the Enterprise GP Holdings Units owned by EPE Unit III.

EPE Unit III will be liquidated upon the earlier of: (i) May 7, 2012 or (ii) a change in control of the Enterprise GP Holdings or EPE Holdings, unless otherwise agreed to by EPCO, the Class A limited partner and a majority in interest of the Class B limited partners of EPE Unit III. EPE Unit III has the following material terms regarding its quarterly cash distribution to partners:

▪

Distributions of Cash flow – Each quarter, 100% of the cash distributions received by EPE Unit III from the Enterprise GP Holdings will be distributed to the Class A limited partner until it has received an amount equal to the pro rata Class A preferred return (as defined below), and any remaining distributions received by EPE Unit III will be distributed to the Class B limited partners. The Class A preferred return equals 3.797% per annum of the Class A limited partner’s capital base. The Class A limited partner’s capital base equals approximately $170.0 million plus any unpaid Class A preferred return from prior periods, less any distributions made by EPE Unit III of proceeds from the sale of Enterprise GP Holdings’ Units owned by EPE Unit III (as described below).

▪

Liquidating Distributions – Upon liquidation of EPE Unit III, Units having a fair market value equal to the Class A limited partner capital base will be distributed to a private company affiliate of EPCO, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining Units will be distributed to the Class B limited partners.

▪

Sale Proceeds – If EPE Unit III sells any of the 4,421,326 Enterprise GP Holdings’ Units that it owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.

The Class B limited partner interests in EPE Unit III that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to May 7, 2012, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in EPE Unit III will also lapse upon certain change of control events.

As adjusted for forfeitures and regrants, the grant date fair value of the Class B limited partnership interests in EPE Unit III was $23.0 million at December 31, 2007. This fair value was estimated using the Black-Scholes option pricing model, which incorporates various assumptions including (i) an expected life of the awards ranging from four to five years, (ii) risk-free interest rates ranging from 3.5% to 4.9%, (iii) an expected distribution yield on Enterprise GP Holdings’ Units ranging from 4.0% to 4.3%, and (iv) an expected unit price volatility for Enterprise GP Holdings’ Units ranging from 16.9% to 17.6%.

EPCO 1998 Plan

The EPCO 1998 Plan, or Enterprise Products 1998 Long-Term Incentive Plan, provides for the issuance of up to 7,000,000 common units of Enterprise Products Partners. After giving effect to outstanding unit options at December 31, 2007 and the issuance and forfeiture of restricted units through December 31, 2007, a total of 1,282,256 additional common units of Enterprise Products Partners could be issued under the EPCO 1998 Plan.

Enterprise Products Partners’ unit option awards. Under the EPCO 1998 Plan, non-qualified incentive options to purchase a fixed number of Enterprise Products Partners’ common units may be granted to key employees of EPCO who perform management, administrative or operational functions for us. When issued, the exercise price of each option grant is equivalent to the market price of the underlying equity on the date of grant. In general, options granted under the EPCO 1998 Plan have a cliff vesting period of four years and remain exercisable for ten years from the date of grant.

In order to fund its obligations under the plan, EPCO may purchase common units at fair value either in the open market or directly from Enterprise Products Partners. When EPCO employees exercise their options, we reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units issued to the employee.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model, which incorporates various assumptions, including the expected life of the options, risk-free interest rates, expected distribution yield on Enterprise Products Partners’ common units, and expected unit price volatility of Enterprise Products Partners’ common units. In general, the expected life of an option represents the period of time that the option is expected to be outstanding based on an analysis of historical option activity. Our selection of a risk-free interest rate is based on published yields for U.S. government securities with comparable terms. The expected distribution yield and unit price volatility assumptions are based on several factors, which include an analysis of Enterprise Products Partners’ historical unit price volatility and distribution yield over a period equal to the expected life of the option.

The following table presents option activity under the EPCO 1998 Plan for the periods indicated:

			Weighted-
		Weighted-	average
		average	remaining	Aggregate
	Number of	strike price	contractual	Intrinsic
	Units	(dollars/unit)	term (in years)	Value (1)
Outstanding at December 31, 2006	2,416,000	$ 23.32
Granted (2)	895,000	30.63
Exercised	(256,000)	19.26
Settled or forfeited (3)	(740,000)	24.62
Outstanding at December 31, 2007 (4)	2,315,000	26.18	7.73	$ 3,291
Options exercisable at:
December 31, 2007 (4)	335,000	$ 22.06	3.96	$ 3,291

(1)    Aggregate intrinsic value reflects fully vested unit options at the date indicated.

(2)    The total grant date fair value of these awards was $2.4 million based on the following assumptions: (i) expected life of options of seven years; (ii) weighted-average risk-free interest rate of 4.80%; (iii) weighted-average expected distribution yield on Enterprise Products Partners’ common units of 8.40%; and (iv) weighted-average expected unit price volatility on Enterprise Products Partners’ common units of 23.22%.

(3)    Includes the settlement of 710,000 options in connection with the resignation of Enterprise Products Partners’ former chief executive officer.

(4)    Enterprise Products Partners was committed to issue 2,315,000 of its common units at December 31, 2007, if all outstanding options awarded under the EPCO 1998 Plan (as of these dates) were exercised. At December 31, 2007, 335,000 of these options were exercisable. An additional 285,000, 380,000, 510,000 and 805,000 of these options are exercisable in 2008, 2009, 2010 and 2011, respectively.

The total intrinsic value of options exercised during the year ended December 31, 2007 was $3.0 million.

During the year ended December 31, 2007, Enterprise Products Partners received cash of $7.5 million from the exercise of option awards granted under the EPCO 1998 Plan. Conversely, our option-related reimbursements to EPCO were $3.0 million.

Enterprise Products Partners’ restricted unit awards. Under the EPCO 1998 Plan, Enterprise Products Partners may also issue restricted units to key employees of EPCO and directors of EPGP. In general, the restricted unit awards allow recipients to acquire the underlying common units at no cost to the recipient once a defined cliff vesting period expires, subject to certain forfeiture provisions. The restrictions on such units generally lapse four years from the date of grant. Compensation expense is recognized on a straight-line basis over the vesting period. Fair value of such restricted units is based on the market price of the underlying common units on the date of grant and an allowance for estimated forfeitures.

Each recipient is also entitled to cash distributions equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by Enterprise Products Partners to its unitholders. Enterprise Products Partners paid $2.6 million in cash distributions with respect to its restricted units during the year ended December 31, 2007.

The following table summarizes information regarding Enterprise Products Partners’ restricted unit awards for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit(1)
Restricted units at December 31, 2006	1,105,237
Granted (2)	738,040	$ 25.61
Vested	(4,884)	$ 25.28
Forfeited	(36,800)	$ 23.51
Settled (3)	(113,053)	$ 23.24
Restricted units at December 31, 2007	1,688,540

(1)    Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)    Aggregate grant date fair value of restricted unit awards issued during the year ended of 2007 was $18.9 million based on a grant date market price for Enterprise Products Partners’ common units ranging from $28.00 to $31.83 per unit and estimated forfeiture rates ranging from 4.6% to 17.0%.

(3)    Reflects the settlement of restricted units in connection with the resignation of Enterprise Products Partners’ former chief executive officer.

The total fair value of restricted unit awards that vested during the year ended December 31, 2007 was $0.1 million.

Enterprise Products Partners’ phantom unit awards. The EPCO 1998 Plan also provides for the issuance of phantom unit awards. These liability awards are automatically redeemed for cash based on the vested portion of the fair market value of the phantom units at redemption dates in each award. The fair market value of each phantom unit award is equal to the market closing price of Enterprise Products Partners’ common units on the redemption date. Each participant is required to redeem their phantom units as they vest, which typically is four years from the date the award is granted. No phantom unit awards have been issued to date under the EPCO 1998 Plan.

The 1998 Plan also provides for the award of distribution equivalent rights (“DERs”) in tandem with its phantom unit awards. A DER entitles the participant to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution rate paid by Enterprise Product Partners to its unitholders.

DEP GP Unit Appreciation Rights

The non-employee directors of DEP GP have been granted UARs in the form of letter agreements. These liability awards are not part of any established long-term incentive plan of EPCO, the Enterprise GP Holdings or Enterprise Products Partners. The compensation expense associated with these awards is recognized by DEP GP, which is a consolidated subsidiary of Enterprise Products Partners. The UARs entitle each non-employee director to receive a cash payment on the vesting date equal to the excess, if any, of the fair market value of the Enterprise GP Holdings’ Units (determined as of a future vesting date) over the grant date fair value. If a director resigns prior to vesting, his UAR awards are forfeited. These UARs are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash.

As of December 31, 2007, a total of 90,000 UARs had been granted to non-employee directors of DEP GP that cliff vest in 2012. If a director resigns prior to vesting, his UAR awards are forfeited. The grant date fair value with respect to these UARs is based on a Unit price of $36.68 per unit.

TEPPCO 1999 Plan

The Texas Eastern Products Pipeline Company, LLC 1999 Phantom Unit Retention Plan (the “TEPPCO 1999 Plan”) provides for the issuance of phantom unit awards as incentives to key employees of

EPCO working on behalf of TEPPCO. These liability awards are settled in cash based on the fair market value of the vested portion of the phantom units at redemption dates in each award. The fair market value of each phantom unit award is equal to the closing price of TEPPCO’s common units on the NYSE on the redemption date. Each recipient is required to redeem their phantom unit awards as they vest. In addition, each recipient is entitled to cash distributions equal to the product of the number of phantom unit awards granted under the TEPPCO 1999 Plan and the cash distribution per unit paid by TEPPCO on its common units. Grants under the TEPPCO 1999 Plan are subject to forfeiture if the recipient’s employment with EPCO is terminated.

There were a total of 31,600 phantom unit awards outstanding under the TEPPCO 1999 Plan at December 31, 2007 that cliff vest as follows: 13,000 in April 2008; 13,000 in April 2009; and 5,600 in January 2010. At December 31, 2007 TEPPCO had accrued liability balances of $1.0 million related to the TEPPCO 1999 Plan. For the year ended December 31, 2007, phantom unit holders under the TEPPCO 1999 Plan received $95 thousand in cash distributions. Since phantom units do not represent issued securities, the cash payments with respect to these phantom units are expensed by TEPPCO as paid.

TEPPCO 2000 LTIP

The Texas Eastern Products Pipeline Company, LLC 2000 Long Term Incentive Plan (the “TEPPCO 2000 LTIP”) provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, each recipient will receive a cash payment equal to (i) the applicable “performance percentage” (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the TEPPCO 2000 LTIP multiplied by (iii) the average of the closing prices of TEPPCO common units over the ten consecutive days immediately preceding the last day of the specified performance period. In addition, during the performance period, each recipient is entitled to cash distributions equal to the product of the number of phantom units granted under the TEPPCO 2000 LTIP and the cash distribution per unit paid by TEPPCO on its common units. Grants under the TEPPCO 2000 LTIP are accounted for as liability awards and subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death, disability or retirement.

A participant’s “performance percentage” is based upon an improvement in Economic Value Added for TEPPCO during a given three-year performance period over the Economic Value Added for the three-year period immediately preceding the performance period. The term “Economic Value Added” means TEPPCO’s average annual EBITDA for the performance period minus the product of TEPPCO’s average asset base and its cost of capital for the performance period. In this context, EBITDA means TEPPCO’s earnings before net interest expense, other income – net, depreciation and amortization and TEPPCO’s proportional interest in the EBITDA of its joint ventures, except that the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items. Average asset base means the quarterly average, during the performance period, of TEPPCO’s gross carrying value of property, plant and equipment, plus long-term inventory, and the gross carrying value of intangibles and equity investments. TEPPCO’s cost of capital is determined at the date each award is granted.

There were a total of 19,700 phantom unit awards outstanding under the TEPPCO 2000 LTIP at December 31, 2007 that cliff vest as follows: 8,400 vested on December 31, 2007 and will be paid out to participants in 2008 and 11,300 will vest on December 31, 2008 and will be paid out to participants in 2009. At December 31, 2007, TEPPCO had an accrued liability balance of $0.9 million related to the TEPPCO 2000 LTIP. For the year ended December 31, 2007, phantom unit holders under the TEPPCO 2000 LTIP received $54 thousand in cash distributions.

TEPPCO 2005 Phantom Unit Plan

The Texas Eastern Products Pipeline Company, LLC 2005 Phantom Unit Plan (the “TEPPCO 2005 Phantom Unit Plan”) provides key employees of EPCO working on behalf of TEPPCO incentives to achieve improvements in TEPPCO’s financial performance. Generally, upon the close of a three-year performance period, each recipient will receive a cash payment equal to (i) the recipient’s vested percentage (as defined in the award agreement) multiplied by (ii) the number of phantom units granted under the TEPPCO 2005 Phantom Unit Plan multiplied by (iii) the average of the closing prices of TEPPCO common units over the ten consecutive days immediately preceding the last day of the specified performance period. In addition, during the performance period, each recipient is entitled to cash distributions equal to the product of the number of phantom units granted under the TEPPCO 2005 Phantom Unit Plan and the cash distribution per unit paid by TEPPCO on its common units. Grants under the TEPPCO 2005 Phantom Unit Plan are accounted for as liability awards and subject to forfeiture if the recipient’s employment with EPCO is terminated, with customary exceptions for death and disability.

Generally, a participant’s vested percentage is based upon an improvement in TEPPCO’s EBITDA during a given three-year performance period over EBITDA for the three-year period preceding the performance period. In this context, EBITDA means TEPPCO’s earnings before minority interest, net interest expense, other income – net, income taxes, depreciation and amortization and TEPPCO’s proportional interest in EBITDA of its joint ventures, except that the chief executive officer of TEPPCO may exclude gains or losses from extraordinary, unusual or non-recurring items.

There were a total of 74,400 phantom unit awards outstanding under the TEPPCO 2005 Phantom Unit Plan at December 31, 2007 that cliff vest as follows: 36,200 vested on December 31, 2007 and will be paid out to participants in 2008 and 38,200 will vest on December 31, 2008 and will be paid out to participants in 2009. At December 31, 2007, TEPPCO had an accrued liability balance of $2.6 million related to the TEPPCO 2005 Phantom Unit Plan. For the year ended December 31, 2007, phantom unit holders under the TEPPCO 2005 Phantom Unit Plan received $0.2 million in cash distributions.

TEPPCO 2006 LTIP

The EPCO, Inc. 2006 TPP Long-Term Incentive Plan (the “TEPPCO 2006 LTIP”) provides for awards of TEPPCO common units and other rights to its non-employee directors and to employees of EPCO working on behalf of TEPPCO. Awards granted under the TEPPCO 2006 LTIP may be in the form of restricted units, phantom units, options, UARs and DERs. The TEPPCO 2006 LTIP provides for the issuance of up to 5,000,000 common units of TEPPCO in connection with these awards. During 2007, non-employee directors of TEPPCO GP were granted 1,647 phantom units and 66,225 UARs. EPCO employees working on behalf of TEPPCO were granted 155,000 option awards, 62,900 restricted unit awards and 338,479 UARs during 2007. After giving effect to option awards outstanding at December 31, 2007 and the issuance and forfeiture of restricted unit awards through December 31, 2007, an additional 4,782,600 common units of TEPPCO could be issued under the TEPPCO 2006 LTIP. Option awards and restricted unit awards granted under the TEPPCO 2006 LTIP vest in 2011. The UARs vest in 2012.

TEPPCO unit options. The information in the following table presents unit option activity under the TEPPCO 2006 LTIP for the periods indicated. No options were exercisable at December 31, 2007.

			Weighted-
		Weighted-	average
		average	remaining
	Number of	strike price	contractual
	Units	(dollars/unit)	term (in years)
Option award activity during 2007
Granted in May 2007 (1)	155,000	$ 45.35
Outstanding at December 31, 2007	155,000	$ 45.35	9.39

(1) The total grant date fair value of these awards was $0.4 million based on the following assumptions: (i) expected life of option of 7 years, (ii) risk-free interest rate of 4.78%; (iii) expected distribution yield on TEPPCO’s common units of 7.92%; and (iv) expected unit price volatility on TEPPCO’s common units of 18.03%.

TEPPCO restricted units. The following table summarizes information regarding TEPPCO’s restricted unit awards for the periods indicated:

		Weighted-
		Average Grant
	Number of	Date Fair Value
	Units	per Unit (1)
Restricted unit activity during 2007:
Granted (2)	62,900	$ 37.64
Forfeited	(500)	37.64
Restricted units at December 31, 2007	62,400

(1)   Determined by dividing the aggregate grant date fair value of awards (including an allowance for forfeitures) by the number of awards issued.

(2)   Aggregate grant date fair value of restricted unit awards issued during 2007 was $2.4 million based on a grant date market price of TEPPCO’s common units of $45.35 per unit and an estimated forfeiture rate of 17.0%.

None of TEPPCO’s restricted unit awards vested during the year ended December 31, 2007

Each recipient of a TEPPCO restricted unit award is entitled to cash distributions equal to the product of the number of restricted units outstanding for the participant and the cash distribution per unit paid by TEPPCO to its unitholders. TEPPCO paid $0.1 million in cash distributions with respect to its restricted units during the year ended December 31, 2007.

TEPPCO unit appreciation rights and phantom units. A total of 66,225 UARs were granted to non-employee directors of TEPPCO GP and 338,479 UARs were granted to employees of EPCO who work on behalf of TEPPCO during the year ended December 31, 2007. These UAR awards will cliff vest in 2012. If the non-employee director or employee resigns prior to vesting, their UAR awards are forfeited. These UAR awards are accounted for similar to liability awards under SFAS 123(R) since they will be settled with cash. There were 401,948 UARs outstanding at December 31, 2007 after taking into account forfeitures during the year.

As of December 31, 2007, a total of 1,647 phantom unit awards had been granted to non-employee directors of TEPPCO GP. Each phantom unit will be redeemed in cash the earlier of (i) April 2011 or (ii) when the director is no longer serving on the board of TEPPCO GP. In addition, during the vesting period, each participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution per unit paid by TEPPCO on its common units. Phantom units awarded to non-employee directors are accounted for similar to liability awards.

The TEPPCO 2006 LTIP provides for the award of DERs in tandem with its phantom unit and UAR awards. With respect to DERs granted in connection with phantom units, the participant is entitled to cash distributions equal to the product of the number of phantom units outstanding for the participant and the cash distribution rate paid by TEPPCO to its unitholders. With respect to DERs granted in connection with UARs, the participant is entitled to the product of the number of UARs outstanding for the participant and the difference between the current declared cash distribution rate paid by TEPPCO and the declared cash distribution rate paid by TEPPCO at the time the UAR was granted. Since phantom units and UARs do not represent issued securities, the cash payments with respect to DERs are expensed by TEPPCO as paid. For the year ended December 31, 2007, phantom unit holders under the TEPPCO 2006 LTIP received $2 thousand in cash distributions.

Note 6. Employee Benefit Plans

Dixie

Dixie employs the personnel that operate its pipeline system and certain of these employees are eligible to participate in a defined contribution plan and pension and postretirement benefit plans. Due to the immaterial nature of Dixie’s employee benefit plans to our consolidated financial position, our discussion is limited to the following:

Defined Contribution Plan. Dixie contributed $0.3 million to its company-sponsored defined contribution plan during the year ended December 31, 2007.

Pension and Postretirement Benefit Plans. Dixie’s pension plan is a noncontributory defined benefit plan that provides for the payment of benefits to retirees based on their age at retirement, years of service and average compensation. Dixie’s postretirement benefit plan also provides medical and life insurance to retired employees. The medical plan is contributory and the life insurance plan is noncontributory. Dixie employees hired after July 1, 2004 are not eligible for pension and other benefit plans after retirement.

The following table presents Dixie’s benefit obligations, fair value of plan assets and funded status at December 31, 2007.

	Pension	Postretirement
	Plan	Plan
Projected benefit obligation	$ 7,250	$ 5,882
Accumulated benefit obligation	4,971	--
Fair value of plan assets	5,572	--
Funded status (liability)	1,678	5,882

Projected benefit obligations and net periodic benefit costs are based on actuarial estimates and assumptions. The weighted-average actuarial assumptions used in determining the projected benefit obligation at December 31, 2007 were as follows: discount rate of 5.75%; rate of compensation increase of 4.00% and 5.00% for the pension and postretirement plans, respectively; and a medical trend rate of 8.00% for 2008 grading to an ultimate trend of 5.00% for 2010 and later years.

Future benefits expected to be paid from Dixie’s pension and postretirement plans are as follows for the periods indicated:

	Pension	Postretirement
	Plan	Plan
2008	$ 218	$ 389
2009	287	422
2010	324	467
2011	518	505
2012	534	497
2013 through 2017	3,779	2,353
Total	$ 5,660	$ 4,633

Terminated Plans - TEPPCO

Prior to April 2006, TEPPCO maintained a Retirement Cash Balance Plan (the “RCBP”), which was a non-contributory, trustee-administered pension plan. In April 2006, TEPPCO received a determination letter from the Internal Revenue Service providing its approval to terminate the plan.

At December 31, 2007, all benefit obligations to plan participants have been settled.

Adoption of SFAS 158

On December 31, 2006, Dixie adopted the recognition and disclosure provisions of SFAS 158. Dixie uses a December 31 measurement date for these plans. SFAS 158 requires Dixie to recognize the funded status of its defined benefit pension and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.

Note 7. Financial Instruments

We recognize financial instruments as assets and liabilities on our Consolidated Balance Sheet based on fair value. Fair value is generally defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, not in a forced or liquidation sale. The estimated fair values of our financial instruments have been determined using available market information and appropriate valuation techniques. We must use considerable judgment, however, in interpreting market data and developing these estimates. Accordingly, our fair value estimates are not necessarily indicative of the amounts that we could realize upon disposition of these instruments. The use of different market assumptions and/or estimation techniques could have a material effect on our estimates of fair value.

We are exposed to financial market risks, including changes in commodity prices and interest rates. In addition, we are exposed to fluctuations in exchange rates between the U.S. dollar and Canadian dollar. We may use financial instruments (i.e., futures, forwards, swaps, options and other financial instruments with similar characteristics) to mitigate the risks of certain identifiable and anticipated transactions. In general, the type of risks we attempt to hedge are those related to (i) variability of future earnings, (ii) fair values of certain debt instruments and (iii) cash flows resulting from changes in applicable interest rates, commodity prices or exchange rates.

We routinely review our outstanding financial instruments in light of current market conditions. If market conditions warrant, some financial instruments may be closed out in advance of their contractual settlement dates thus realizing income or loss depending on the specific hedging criteria. When this occurs, we may enter into a new financial instrument to reestablish the hedge to which the closed instrument relates.

Interest Rate Risk Hedging Program

Enterprise GP Holdings

Enterprise GP Holdings’ interest rate exposure results from its variable interest rate borrowings See Note 13 for information regarding the debt obligations of EPO. A portion of Enterprise GP Holdings’ interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which effectively convert a portion of its variable rate debt into fixed rate debt. Enterprise GP Holdings had four interest rate swap agreements outstanding at December 31, 2007 that were accounted for as cash flow hedges.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	Of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Enterprise GP Holdings variable-rate borrowings	2	Aug. 2007 to Aug. 2009	Aug. 2009	5.24% to 5.01%	$250.0 million
Enterprise GP Holdings variable-rate borrowings	2	Sep. 2007 to Aug. 2011	Aug. 2011	5.24% to 4.82%	$250.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

At December 31, 2007, the aggregate fair value of these interest rate swaps was a liability of $12.1 million.

Enterprise Products Partners

Enterprise Products Partners interest rate exposure results from variable and fixed interest rate borrowings under various debt agreements, primarily those of EPO. A portion of its interest rate exposure is managed by utilizing interest rate swaps and similar arrangements, which allows the conversion of a portion of fixed rate debt into variable rate debt or a portion of variable rate debt into fixed rate debt. See Note 13 for information regarding the debt obligations of EPO.

Enterprise Products Partners assesses cash flow risk related to interest rates by (i) identifying and measuring changes in interest rate exposures that may impact future cash flows and (ii) evaluating hedging opportunities to manage these risks. Analytical techniques are used to measure the exposure to fluctuations in interest rates, including cash flow sensitivity analysis models to forecast the expected impact of changes in interest rates on future cash flows. EPGP oversees the strategies associated with these financial risks and approves instruments that are appropriate for Enterprise Products Partners’ requirements.

Interest rate swaps. The following table summarizes Enterprise Products Partners’ eleven interest rate swaps outstanding at December 31, 2007 that were designated as fair value hedges under SFAS 133. These agreements had a combined notional value of $1.05 billion and matched the maturity dates of the underlying fixed rate debt being hedged.

	Number	Period Covered	Termination	Fixed to	Notional
Hedged Fixed Rate Debt	Of Swaps	by Swap	Date of Swap	Variable Rate (1)	Value
Senior Notes B, 7.50% fixed rate, due Feb. 2011	1	Jan. 2004 to Feb. 2011	Feb. 2011	7.50% to 8.65%	$50 million
Senior Notes C, 6.375% fixed rate, due Feb. 2013	2	Jan. 2004 to Feb. 2013	Feb. 2013	6.38% to 7.19%	$200 million
Senior Notes G, 5.6% fixed rate, due Oct. 2014	6	4th Qtr. 2004 to Oct. 2014	Oct. 2014	5.60% to 6.13%	$600 million
Senior Notes K, 4.95% fixed rate, due June 2010	2	Aug. 2005 to June 2010	June 2010	4.95% to 5.33%	$200 million

(1)    The variable rate indicated was the all-in variable rate for the settlement period in effect at December 31, 2007. The variable interest rates for each swap are typically based on the 6-month London interbank offered rate (“LIBOR”) , plus an applicable margin as defined in each swap agreement. Amounts receivable from or payable to the swap counterparties are settled every six months (the “settlement period”). The settlement amount is amortized ratably to earnings as either an increase or a decrease in interest expense over the settlement period.

These interest rate swaps were designated as fair value hedges under SFAS 133 since they mitigate changes in the fair value of the underlying fixed rate debt. As effective fair value hedges, an increase in the fair value of these interest rate swaps is equally offset by an increase in the fair value of the underlying hedged debt. The aggregate fair value of these interest rate swaps at December 31, 2007 was an asset of $14.8 million.

As presented in the following table, Duncan Energy Partners had three interest rate swap agreements outstanding at December 31, 2007 that were accounted for as cash flow hedges.

	Number	Period Covered	Termination	Variable to	Notional
Hedged Variable Rate Debt	Of Swaps	by Swap	Date of Swap	Fixed Rate (1)	Value
Duncan Energy Partners’ Revolver, due Feb. 2011	3	Sep. 2007 to Sep. 2010	Sep. 2010	4.84% to 4.62%	$175.0 million

(1) Amounts receivable from or payable to the swap counterparties are settled every three months (the “settlement period”).

In September 2007, Duncan Energy Partners executed three floating-to-fixed interest rate swaps having a combined notional value of $175.0 million. The purpose of these financial instruments is to reduce the sensitivity of its earnings to variable interest rates charged under Duncan Energy Partners’ revolving credit facility. At December 31, 2007, the aggregate fair value of these interest rate swaps was a liability of $3.8 million.

Treasury locks. At times, Enterprise Products Partners may use treasury lock financial instruments to hedge the underlying U.S. treasury rates related to its anticipated issuances of debt. A treasury lock is a specialized agreement that fixes the price (or yield) on a specific treasury security for an established period of time. A treasury lock purchaser is protected from a rise in the yield of the underlying treasury security during the lock period. Each of the treasury lock transactions was designated as a cash flow hedge under SFAS 133.

To the extent effective, gains and losses on the value of the treasury locks will be deferred until the forecasted debt is issued and will be amortized to earnings over the life of the debt. No ineffectiveness was recognized by Enterprise Products Partners for their treasury locks as of December 31, 2007. Gains or losses on the termination of such instruments are amortized to earnings using the effective interest method over the estimated term of the underlying fixed-rate debt.

The following table summarizes changes in Enterprise Products Partners’ treasury lock portfolio since December 31, 2006 (dollars in millions):

Notional
Amount
Treasury lock portfolio, December 31, 2006	$ 562.5
First quarter of 2007 additions to portfolio (1)	437.5
Second quarter of 2007 terminations (3)	(875.0)
Third quarter of 2007 additions to portfolio (4)	875.0
Third quarter of 2007 terminations (5)	(750.0)
Fourth quarter of 2007 additions to portfolio (6)	350.0
Treasury lock portfolio, December 31, 2007 (2)	$ 600.0

(1)    EPO entered into these transactions related to its anticipated issuances of debt in 2007.

(2)    The fair value of open financial instruments at December 31, 2007 was a liability of $19.6 million.

(3)    Terminations relate to the issuance of the Junior Notes B ($500.0 million) and Senior Notes L ($375.0 million).

(4)    EPO entered into these transactions related to its issuance of the Senior Notes L (including its successor debt) in August 2007 ($500.0 million) and anticipated issuance of debt during the first half of 2008 ($250.0 million).

(5)     Terminations relate to the issuance of the Senior Notes L and its successor debt.

(6)    EPO entered into these transactions in anticipated issuance of debt during the first half of 2008.

TEPPCO

Interest rate swaps. TEPPCO also utilizes interest rate swap agreements to manage its cost of borrowing. The following table summarizes TEPPCO’s interest rate swaps outstanding at December 31, 2007.

	Number	Period Covered	Termination		Notional
Hedged Debt	Of Swaps	by Swap	Date of Swap	Rate Swap	Value

TEPPCO Revolving Credit Facility, due Dec. 2012	4	Jan. 2006 to Jan. 2008	Jan. 2008	Swapped 5.18% floating rate for fixed rates ranging from 4.67% to 4.695% (1)	$200 million

(1)    On June 30, 2007, these interest rate swap agreements were de-designated as cash flow hedges and are now accounted for using mark-to-market accounting; thus, changes in the fair value of these swaps are recognized in earnings. At December 31, 2007, the fair value of these interest rate swaps were an asset of $0.3 million.

During 2002, TEPPCO entered into interest rate swap agreements, designated as fair value hedges, to hedge its exposure to changes in the fair value of its fixed rate 7.625% Senior Notes due 2012. The swap agreements had a combined notional value of $500.0 million and were set to mature in 2012 to match the principal and maturity of the underlying debt. These swap agreements were terminated in 2002 resulting in deferred gains of $44.9 million, which are being amortized using the effective interest method as reductions to future interest expense over the remaining term of the Senior Notes. At December 31, 2007, the unamortized balance of the deferred gain was $23.2 million.

Treasury locks. TEPPCO also utilizes treasury locks to hedge the underlying U.S. treasury rate related to its anticipated issuances of debt. In October 2006 and February 2007, TEPPCO entered into treasury locks, accounted for as cash flow hedges that extended through June 2007 for a notional amount totaling $300.0 million. In May 2007, these treasury locks were terminated concurrent with the issuance of the anticipated debt. The termination of the treasury locks resulted in gains of $1.4 million.

In 2007, TEPPCO entered into treasury locks that extend through January 2008 for a notional amount totaling $600.0 million. TEPPCO accounts for these financial instruments as cash flow hedges. At December 31, 2007, the fair value of TEPPCO’s treasury locks was a liability of $25.3 million. To the extent effective, gains and losses on the value of the treasury locks will be deferred until the forecasted debt is issued and will be amortized to earnings over the life of the debt.

Commodity Risk Hedging Program

Enterprise Products Partners. The prices of natural gas, NGLs and certain petrochemical products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond the control of Enterprise Products Partners. In order to manage the price risks associated with such products, Enterprise Products Partners may enter into commodity financial instruments.

The primary purpose of Enterprise Products Partners’ commodity risk management activities is to hedge its exposure to price risks associated with (i) natural gas purchases and gas injected into storage, (ii) the value of NGL production and inventories, (iii) related firm commitments, (iv) fluctuations in transportation revenues where the underlying fees are based on natural gas index prices and (v) certain anticipated transactions involving either natural gas, NGLs or certain petrochemical products. The commodity financial instruments utilized by Enterprise Products Partner may be settled in cash or with another financial instrument.

Enterprise Products Partners has adopted a policy to govern its use of commodity financial instruments to manage the risks of its natural gas and NGL businesses. The objective of this policy is to assist Enterprise Products Partners in achieving its profitability goals while maintaining a portfolio with an acceptable level of risk, defined as remaining within the position limits established by its general partner, EPGP. EPGP oversees the strategies associated with physical and financial risks (such as those mentioned previously), approves specific activities subject to the policy (including authorized products, instruments and markets) and establishes specific guidelines and procedures for implementing and ensuring compliance with the policy.

At December 31, 2007, the fair value of Enterprise Products Partners’ commodity financial instrument portfolio, which primarily consisted of cash flow hedges, was a liability of $19.3 million. These contracts will terminate during 2008.

TEPPCO. TEPPCO seeks to maintain a position that is substantially balanced between crude oil purchases and related sales and future delivery obligations. As part of its crude oil marketing business, TEPPCO enters into financial instruments such as swaps and other hedging instruments. The purpose of such hedging activity is to either balance TEPPCO’s inventory position or to lock in a profit margin.

At December 31, 2007, TEPPCO had a limited number of commodity derivatives that were accounted for as cash flow hedges. These contracts will terminate during 2008. The fair value of the open positions at December 31, 2007 was a liability of $18.9 million.

Foreign Currency Hedging Program – Enterprise Products Partners

Enterprise Products Partners is exposed to foreign currency exchange rate risk through its Canadian NGL marketing subsidiary and certain construction agreements where payments are indexed to the Canadian dollar. As a result, Enterprise Products Partners could be adversely affected by fluctuations in the foreign currency exchange rate between the U.S. dollar and the Canadian dollar. Enterprise Products Partners attempts to hedge this risk using foreign exchange purchase contracts to fix the exchange rate.

Mark-to-market accounting is utilized for those foreign exchange contracts associated with its Canadian NGL marketing business. The duration of these contracts is typically one month. As of December 31, 2007, $4.7 million of these exchange contracts were outstanding, all of which settled in January 2008.

The foreign exchange contracts associated with construction activities are accounted for using hedge accounting. At December 31, 2007, the fair value of these contracts was $1.3 million. These contracts settle through May 2008.

Fair Value Information

Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values due to their short-term nature. The estimated fair values of our fixed rate debt are based on quoted market prices for such debt or debt of similar terms and maturities. The carrying amounts of our variable rate debt obligations reasonably approximate their fair values due to their variable interest rates. The fair values associated with our interest rate and commodity hedging portfolios were developed using available market information and appropriate valuation techniques. The following table presents the estimated fair values of our financial instruments at December 31, 2007:

	Carrying	Fair
Financial Instruments	Value	Value
Financial assets:
Cash and cash equivalents	$ 41,944	$ 41,944
Accounts receivable	3,365,280	3,365,280
Commodity financial instruments (1)	10,796	10,796
Foreign currency hedging financial instruments (2)	1,308	1,308
Interest rate hedging financial instruments (3)	15,093	15,093
Financial liabilities:
Accounts payable and accrued expenses	4,218,610	4,218,610
Fixed-rate debt (principal amount)	7,259,000	7,238,729
Variable-rate debt	2,572,500	2,572,500
Commodity financial instruments (1)	48,998	48,998
Foreign currency hedging financial instruments (2)	27	27
Interest rate hedging financial instruments (3)	60,870	60,870

(1)    Represent commodity financial instrument transactions that either have not settled or have settled and not been invoiced. Settled and invoiced transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

(2)    Relates to the hedging of our exposure to fluctuations in the Canadian dollar.

(3)    Represent interest rate hedging financial instrument transactions that have not settled. Settled transactions are reflected in either accounts receivable or accounts payable depending on the outcome of the transaction.

Note 8. Inventories

Our inventory amounts by business segment were as follows at December 31, 2007:

Investment in Enterprise Products Partners:
Working inventory (1)	$ 342,589
Forward-sales inventory (2)	11,693
Subtotal	354,282
Investment in TEPPCO:
Working inventory (3)	56,574
Forward-sales inventory (4)	16,547
Subtotal	73,121
Eliminations	(1,717)
Total inventory	$ 425,686

(1)    Working inventory is comprised of inventories of natural gas, NGLs and certain petrochemical products that are either available-for-sale or used in the provision for services.

(2)    Forward sales inventory consists of segregated NGL and natural gas volumes dedicated to the fulfillment of forward-sales contracts.

(3)    Working inventory is comprised of inventories of crude oil, refined products, liquefied petroleum gas (“LPGs”), lubrication oils, and specialty chemicals that are either available-for-sale or used in the provision for services.

(4)    Forward sales inventory primarily consists of segregated crude oil volumes dedicated to the fulfillment of forward-sales contracts.

Our inventory values reflect payments for product purchases, freight charges associated with such purchase volumes, terminal and storage fees, vessel inspection costs, demurrage charges and other related costs. Inventories are valued at the lower of average cost or market.

In addition to cash purchases, Enterprise Products Partners takes ownership of volumes through percent-of-liquids contracts and similar arrangements. These volumes are recorded as inventory at market-related values in the month of acquisition. Enterprise Products Partners capitalizes as a component of inventory those ancillary costs (e.g. freight-in, handling and processing charges) incurred in connection with such volumes.

Due to fluctuating commodity prices in the NGL, natural gas and petrochemical industry, we recognize lower of cost or market (“LCM”) adjustments when the carrying value of our inventories exceed their net realizable value.

Note 9. Property, Plant and Equipment

Our property, plant and equipment amounts by business segment were as follows at December 31, 2007:

	Estimated
	Useful Life
	In Years
Investment in Enterprise Products Partners:
Plants, pipelines, buildings and related assets (1)	3-35 (5)	$ 10,873,422
Storage facilities (2)	5-35 (6)	720,795
Offshore platforms and related facilities (3)	20-31	637,812
Transportation equipment (4)	3-10	32,627
Land		48,172
Construction in progress		1,173,988
Total historical cost		13,486,816
Less accumulated depreciation		1,910,848
Total carrying value, net		$ 11,575,968
Investment in TEPPCO:
Plants, pipelines, buildings and related assets (1)	5-40 (5)	$ 2,511,714
Storage facilities (2)	5-40 (6)	260,860
Transportation equipment (4)	5-10	8,370
Land		172,348
Construction in progress		414,265
Total historical cost		3,367,557
Less accumulated depreciation		644,129
Total carrying value, net		$ 2,723,428
Total property, plant and equipment, net		$ 14,299,396

(1)   Includes processing plants; NGL, crude oil, natural gas and other pipelines; terminal loading and unloading facilities; buildings; office furniture and equipment; laboratory and shop equipment; and related assets.

(2)   Includes underground product storage caverns, above ground storage tanks, water wells and related assets.

(3)   Includes offshore platforms and related facilities and assets.

(4)   Includes vehicles and similar assets used in our operations.

(5)   In general, the estimated useful lives of major components of this category approximate the following: processing plants, 20-35 years; pipelines and related equipment, 5-40 years; terminal facilities, 10-35 years; delivery facilities, 20-40 years; buildings, 20-40 years; office furniture and equipment, 3-20 years; and laboratory and shop equipment, 5-35 years.

(6)   In general, the estimated useful lives of major components of this category approximate the following: underground storage facilities, 5-35 years; storage tanks 10-40 years; and water wells, 5-35 years.

The following table summarizes our capitalized interest amounts by segment for the year ended December 31, 2007:

Investment in Enterprise Products Partners:
Capitalized interest (1)	$ 75,476
Investment in TEPPCO:
Capitalized interest (1)	$ 11,030
(1) Capitalized interest increases the carrying value of the associated asset and reduces interest expense during the period it is recorded.

Asset retirement obligations

An asset retirement obligation (“ARO”) is a legal obligation associated with the retirement of a tangible long-lived asset that results from either its acquisition, construction, development or normal operation or a combination of these factors.

On a consolidated basis, our property, plant and equipment at December 31, 2007 includes $11.3 million of asset retirement costs capitalized as an increase in the associated long-lived asset.

The following table summarizes amounts recognized in connection with AROs by segment since December 2006:

	Investment in
	Enterprise
	Products	Investment in
	Partners	TEPPCO	Total
ARO liability balance, December 31, 2006	$ 24,403	$ 1,419	$ 25,822
Liabilities incurred	1,673	48	1,721
Liabilities settled	(5,069)	--	(5,069)
Revisions in estimated cash flows	15,645	--	15,645
Accretion expense	3,962	143	4,105
ARO liability balance, December 31, 2007	$ 40,614	$ 1,610	$ 42,224

Enterprise Products Partners. The liabilities associated with Enterprise Products Partners’ AROs primarily relate to (i) right-of-way agreements for its pipeline operations, (ii) leases of plant sites and (iii) regulatory requirements triggered by the abandonment or retirement of certain underground storage assets and offshore facilities. In addition, Enterprise Products Partners’ AROs result from government regulations associated with the renovation or demolition of certain assets containing hazardous substances such as asbestos.

TEPPCO. In general, the liabilities associated with TEPPCO’s AROs primarily relate to (i) right-of-way agreements for its pipeline operations and (ii) leases of plant sites and office space.

Note 10. Investments In and Advances To Unconsolidated Affiliates

We own interests in a number of related businesses that are accounted for using the equity method of accounting. The following table presents our investments in and advances to unconsolidated affiliates by segment at December 31, 2007:

	Ownership
	Percentage

Investment in Enterprise Products Partners:
VESCO	13.1%	$ 40,129
K/D/S Promix, L.L.C. (“Promix”)	50%	51,537
Baton Rouge Fractionators LLC (“BRF”)	32.3%	25,423
Evangeline (1)	49.5%	3,490
Poseidon Oil Pipeline Company, L.L.C. (“Poseidon”)	36%	58,423
Cameron Highway Oil Pipeline
Company (“Cameron Highway”) (2)	50%	256,588
Deepwater Gateway, L.L.C. (“Deepwater Gateway”)	50%	111,221
Neptune	25.7%	55,468
Nemo Gathering Company, LLC (“Nemo”) (3)	33.9%	2,888
Baton Rouge Propylene Concentrator, LLC (“BRPC”)	30%	13,282
Other		4,053
Total Investment in Enterprise Products Partners		622,502
Investment in TEPPCO:
Seaway Crude Pipeline Company (“Seaway”)	50%	184,757
Centennial Pipeline LLC (“Centennial”)	50%	77,919
Other	25%	362
Total Investment in TEPPCO		263,038
Investment in Energy Transfer Equity: (4)
Energy Transfer Equity	17.6%	1,641,363
LE GP	34.9%	12,100
Total Investment in Energy Transfer Equity		1,653,463
Total consolidated		$ 2,539,003

(1)    Refers to our ownership interests in Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., collectively.

(2)    The December 31, 2007 amount includes a $216.5 million contribution to Cameron Highway to fund its portion of the repayment of Cameron Highway’s debt.

(3)    The December 31, 2007 amount includes a $7.0 million non-cash impairment charge attributable to our investment in Nemo.

(4)    See Note 4 for information regarding the business of Energy Transfer Equity.

On occasion, the price Enterprise GP Holdings, Enterprise Products Partners or TEPPCO pays to acquire an ownership interest in a company exceeds the underlying book value of the capital accounts acquired. Such excess cost amounts are included within the carrying values of our investments in and advances to unconsolidated affiliates. That portion of excess cost attributable to fixed assets or amortizable intangible assets is amortized over the estimated useful life of the underlying asset(s) as a reduction in equity earnings from the entity. That portion of excess cost attributable to goodwill or indefinite life intangible assets is not subject to amortization. Equity method investments, including their associated excess cost amounts, are evaluated for impairment whenever events or changes in circumstances indicate that there is a loss in value of the investment which is other than temporary.

The following table summarizes our excess cost information at December 31, 2007 by the business segment:

	Investment in		Investment in
	Enterprise		Energy
	Products	Investment in	Transfer
	Partners	TEPPCO	Equity	Total
Initial excess cost amounts attributable to:
Fixed Assets	$ 52,233	$ 30,277	$ 572,588	$ 655,098
Goodwill	--	--	294,640	294,640
Intangibles – finite life	--	30,021	289,851	319,872
Intangibles – indefinite life	--	--	513,508	513,508
Total	$ 52,233	$ 60,298	$ 1,670,587	$ 1,783,118

Excess cost amounts, net of amortization at:
December 31, 2007	$ 36,156	$ 33,302	$ 1,643,890	$ 1,713,348

Enterprise GP Holdings’ investments in Energy Transfer Equity and LE GP exceed its share of the historical cost of the underlying net assets of such entities. At December 31, 2007, Enterprise GP Holdings’ investments in Energy Transfer Equity and LE GP reflect preliminary fair value allocations (net of related amortization) of the $1.64 billion basis differential consisting of $557.1 million attributed to fixed assets, $513.5 million attributable to ETP IDRs (an indefinite-life intangible asset), $294.6 million of goodwill and $278.7 million attributed to amortizable intangible assets. The amounts attributed to fixed assets and amortizable intangible assets represent the pro rata excess of the preliminary fair values determined for such assets over the entity’s historical carrying values for such assets at the acquisition date. These excess cost amounts are amortized over the estimated useful life of the underlying assets as a reduction in equity earnings from Energy Transfer Equity and LE GP.

The $513.5 million of excess cost attributed to ETP IDRs represents the pro rata fair value of the incentive distributions of ETP, which Energy Transfer Equity receives through its 100% ownership interest in the general partner of ETP. The $294.6 million of goodwill is associated with our view of the future results from Energy Transfer Equity and LE GP based upon their underlying assets and industry relationships. Excess cost amounts attributed to IDRs and goodwill are not amortized. However, the excess cost associated with our investments in Energy Transfer Equity and LE GP, including that portion attributed to ETP IDRs and goodwill, is evaluated for impairment whenever events or circumstances indicate that there is a significant decline in value of the investment that is other than temporary.

Investment in Enterprise Products Partners

The combined balance sheet information of this segment’s current unconsolidated affiliates is summarized below.

December 31,
2007
Balance Sheet Data:
Current assets	$ 187,790
Property, plant and equipment, net	1,404,708
Other assets	37,209
Total assets	$ 1,629,707
Current liabilities	$ 116,682
Other liabilities	130,626
Combined equity	1,382,399
Total liabilities and combined equity	$ 1,629,707

At December 31, 2007, our Investment in Enterprise Products Partners segment included the following unconsolidated affiliates accounted for using the equity method:

VESCO. Enterprise Products Partners owns a 13.1% interest in VESCO, which owns a natural gas processing facility and related assets located in south Louisiana.

Promix. Enterprise Products Partners owns a 50.0% interest in Promix, which owns an NGL fractionation facility and related storage and pipeline assets located in south Louisiana.

BRF. Enterprise Products Partners owns an approximate 32.3% interest in BRF, which owns an NGL fractionation facility located in south Louisiana.

Evangeline. Duncan Energy Partners owns an approximate 49.5% aggregate interest in Evangeline, which owns a natural gas pipeline located in south Louisiana. See Note 13 for information regarding the debt obligations of this unconsolidated affiliate.

Poseidon. Enterprise Products Partners owns a 36.0% interest in Poseidon, which owns a crude oil pipeline that gathers production from the outer continental shelf and deepwater areas of the Gulf of Mexico for delivery to onshore locations in south Louisiana. See Note 13 for information regarding the debt obligations of this unconsolidated affiliate.

Cameron Highway. Enterprise Products Partners owns a 50.0% interest in Cameron Highway, which owns a crude oil pipeline that gathers production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon area, for delivery to refineries and terminals in southeast Texas. The Cameron Highway Oil Pipeline commenced operations during the first quarter of 2005.

Cameron Highway repaid its $365.0 million Series A notes and $50.0 million Series B notes in 2007 using cash contributions from its partners. We funded our 50% share of the capital contributions using borrowings under EPO’s Multi-Year Revolving Credit Facility.

Deepwater Gateway. Enterprise Products Partners owns a 50.0% interest in Deepwater Gateway, which owns the Marco Polo platform located in the Gulf of Mexico. The Marco Polo platform processes crude oil and natural gas production from the Marco Polo, K2, K2 North and Ghengis Khan fields located in the South Green Canyon area of the Gulf of Mexico.

Neptune. Enterprise Products Partners owns a 25.7% interest in Neptune, which owns the Manta Ray Offshore Gathering and Nautilus Systems, which are natural gas pipelines located in the Gulf of Mexico.

Nemo. Enterprise Products Partners owns a 33.9% interest in Nemo, which owns the Nemo Gathering System, which is a natural gas pipeline located in the Gulf of Mexico. The Nemo Gathering System gathers natural gas from certain developments in the Green Canyon area of the Gulf of Mexico to a pipeline interconnect with the Manta Ray Gathering System.

In 2007, Enterprise Products Partners’ investments in Nemo was written down to its respective fair value, which management estimated using recognized business valuation techniques. If the assumptions underlying such fair values change and expected cash flows are reduced, additional impairment charges for this investment may result in the future.

BRPC. Enterprise Products Partners owns a 30.0% interest in BRPC, which owns a propylene fractionation facility located in south Louisiana.

Investment in TEPPCO

The combined balance sheet information at December 31, 2007 of this segment’s current unconsolidated affiliates (i.e. Seaway and Centennial) is summarized below.

Current assets	$ 37,293
Property, plant and equipment, net	500,530
Other assets	1
Total assets	$ 537,824
Current liabilities	$ 30,271
Other liabilities	130,303
Combined equity	377,250
Total liabilities and combined equity	$ 537,824

At December 31, 2007, our Investment in TEPPCO segment included the following unconsolidated affiliates accounted for using the equity method:

Seaway. TEPPCO owns a 50% interest in Seaway, which owns a pipeline that transports crude oil from a marine terminal located at Freeport, Texas, to Cushing, Oklahoma, and from a marine terminal located at Texas City, Texas, to refineries in the Texas City and Houston, Texas areas.

Centennial. TEPPCO owns a 50% interest in Centennial, which owns an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to central Illinois. Centennial is a key investment of TEPPCO because it provides TEPPCO incremental transportation capacity into the Mid-continent markets.

Investment in Energy Transfer Equity

This segment reflects Enterprise GP Holdings’ non-controlling ownership interests in Energy Transfer Equity and its general partner, LE GP, both of which are accounted for using the equity method. In May 2007, the Enterprise GP Holdings paid $1.65 billion to acquire approximately 17.6% of the common units of Energy Transfer Equity, or 38,976,090 units, and approximately 34.9% of the membership interests of LE GP. The following table summarizes the values recorded by the Enterprise GP Holdings in connection with its purchase of these equity interests.

Energy Transfer Equity (38,976,090 common units)	$ 1,636,996
LE GP (approximately 34.9% membership interest)	12,338
Total invested by Enterprise GP Holdings	$ 1,649,334

LE GP. The business purpose of LE GP is to manage the affairs and operations of Energy Transfer Equity. LE GP has no separate business activities outside of those conducted by Energy Transfer Equity. The commercial management of Energy Transfer Equity does not overlap with that of Enterprise Products Partners or TEPPCO. LE GP owns a 0.01% general partner interest in Energy Transfer Equity and has no IDR’s in the quarterly cash distributions of Energy Transfer Equity.

Energy Transfer Equity. Energy Transfer Equity currently has no separate operating activities apart from those of ETP. Energy Transfer Equity’s principal sources of distributable cash flow are its investments in the limited and general partner interests of ETP as follows:

▪	Direct ownership of 62,500,797 ETP limited partner units representing approximately 46% of the total outstanding ETP units.

▪	Indirect ownership of the 2% general partner interest of ETP and all associated IDRs held by ETP’s general partner, of which Energy Transfer Equity owns 100% of the membership interests.

Currently, the quarterly general partner and associated IDR thresholds of ETP’s general partner are as follows:

▪	2% of quarterly cash distributions up to $0.275 per unit paid by ETP;

▪	15% of quarterly cash distributions from $0.275 per unit up to $0.3175 per unit paid by ETP;

▪	25% of quarterly cash distributions from $0.3175 per unit up to $0.4125 per unit paid by ETP; and

▪	50% of quarterly cash distributions that exceed $0.4125 per unit paid by ETP.

ETP’s partnership agreement requires that it distribute all of its Available Cash (as defined in such agreement) within 45 days following the end of each fiscal quarter.

ETP is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Colorado, Louisiana, New Mexico and Utah, and owns the largest intrastate pipeline system in Texas. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets and three natural gas storage facilities located in Texas. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.

As disclosed in the Form 10-K of Energy Transfer Equity for the year ended August 31, 2007, the total amount of cash distributions Energy Transfer Equity received from ETP with respect to this twelve-month period was $370.7 million, which consisted of $175.0 million from limited partner interests; $12.7 million from general partner interests and $183.0 million from the ETP IDRs. ETP paid $622.5 million in distributions to its partners, including Energy Transfer Equity, with respect to this twelve month period. Energy Transfer Equity, in turn, paid $277.0 million in distributions to its partners with respect to this same annual period.

As disclosed in the transitional Form 10-Q of Energy Transfer Equity for the four months ended December 31, 2007, the total amount of cash distributions Energy Transfer Equity received from ETP with respect to this four-month period was $114.5 million, which consisted of $51.6 million from limited partner interests; $3.6 million from general partner interests and $59.3 million from the ETP IDRs. ETP paid $176.0 million in distributions to its partners, including Energy Transfer Equity, with respect to this four month period. Energy Transfer Equity, in turn, paid $87.2 million in distributions to its partners with respect to this same transitional period. Instead of making a cash distribution for the three month period ended November 30, 2007, Energy Transfer Equity made a cash distribution for the four-month period ended December 31, 2007 on February 19, 2008 in the amount of $0.55 per common unit to unitholders of record on February 1, 2007. Of the $0.55 per unit distribution, $0.14 per unit was attributable to the extra month.

The following table presents summarized balance sheet data for Energy Transfer Equity as of December 31, 2007.

Current assets	$ 1,403,796
Property, plant and equipment, net	6,852,458
Other assets	1,205,840
Total assets	$ 9,462,094
Current liabilities	$ 1,241,433
Other liabilities	8,236,324
Partners’ equity	(15,663)
Total liabilities and partners’ equity	$ 9,462,094

At December 31, 2007, the market value of the 38,976,090 common units of Energy Transfer Equity was approximately $1.37 billion.   We evaluated the near and long-term prospects of our investment

in Energy Transfer Equity common units and concluded that this investment was not impaired at December 31, 2007.   Our management believes that Energy Transfer Equity has significant growth prospects in the future that will enable Enterprise GP Holdings to more than fully recover its investment.   Enterprise GP Holdings has the intent and ability to hold this investment for the long-term.

Note 11. Business Combinations

See Note 19 for information regarding TEPPCO’s acquisition of a marine transportation business in February 2008.

Our expenditures for business combinations during the year ended December 31, 2007 were $35.8 million, which primarily reflect the $35.0 million we spent to acquire the South Monco natural gas pipeline business (“South Monco”) in December 2007. This business includes approximately 128 miles of natural gas pipelines located in southeast Texas. The remaining business combination-related amounts for 2007 consist of purchase price adjustments to prior period transactions.

We accounted for our 2007 business combinations using the purchase method of accounting and, accordingly, such costs have been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values. Such preliminary values have been developed using recognized business valuation techniques and are subject to change pending a final valuation analysis. We expect to finalize the purchase price allocations for these transactions during 2008.

	South Monco
	Acquisition	Other	Total
Assets acquired in business combination:
Property, plant and equipment, net	$ 36,000	$ 8,386	$ 44,386
Intangible assets	--	(8,460)	(8,460)
Total assets acquired	36,000	(74)	35,926
Liabilities assumed in business combination:
Other long-term liabilities	(1,000)	(244)	(1,244)
Total liabilities assumed	(1,000)	(244)	(1,244)
Total assets acquired less liabilities assumed	35,000	(318)	34,682
Total cash used for business combinations	35,000	793	35,793
Goodwill	$ --	$ 1,111	$ 1,111

Note 12. Intangible Assets and Goodwill

Identifiable Intangible Assets

The following tables summarize our intangible assets at December 31, 2007:

	Gross	Accum.	Carrying
	Value	Amort.	Value
Investment in Enterprise Products Partners:
Customer relationship intangibles	$ 845,607	$ (213,215)	$ 632,392
Contract-based intangibles	395,235	(128,209)	267,026
Subtotal	1,240,842	(341,424)	899,418
Investment in TEPPCO:
Incentive distribution rights	606,926	--	606,926
Customer relationships	501	(111)	390
Gas gathering agreements	464,337	(182,065)	282,272
Other contract-based intangibles	53,238	(22,045)	31,193
Subtotal	1,125,002	(204,221)	920,781
Total	$ 2,365,844	$ (545,645)	$ 1,820,199

In general, our amortizable intangible assets fall within two categories – contract-based intangible assets and customer relationships. The values assigned to such intangible assets are amortized to earnings using either (i) a straight-line approach or (ii) other methods that closely resemble the pattern in which the economic benefits of associated resource bases are estimated to be consumed or otherwise used, as appropriate.

Customer relationship intangible assets. Customer relationship intangible assets represent the estimated economic value assigned to certain relationships acquired in connection with business combinations and asset purchases whereby (i) we acquired information about or access to customers and now have regular contact with them and (ii) the customers now have the ability to make direct contact with us. Customer relationships may arise from contractual arrangements (such as supplier contracts and service contracts) and through means other than contracts, such as through regular contact by sales or service representatives.

At December 31, 2007, the carrying value of Enterprise Products Partners’ customer relationship intangible assets was $632.4 million. The carrying value of TEPPCO’s customer relationship intangible assets was $0.4 million. The following information summarizes the significant components of this category of intangible assets:

▪

San Juan Gathering System customer relationships – Enterprise Products Partners acquired these customer relationships in connection with its merger with GulfTerra Energy Partners, L.P. (“GulfTerra Merger”), which was completed on September 30, 2004. At December 31, 2007, the carrying value of this group of intangible assets was $258.2 million. These intangible assets are being amortized to earnings over their estimated economic life of 35 years through 2039.

▪

Offshore Pipeline & Platform customer relationships – Enterprise Products Partners acquired these customer relationships in connection with the GulfTerra Merger. At December 31, 2007, the carrying value of this group of intangible assets was $131.9 million. These intangible assets are being amortized to earnings over their estimated economic life of 33 years through 2037.

▪

Encinal natural gas processing customer relationship – Enterprise Products Partners acquired this customer relationship in connection with its Encinal acquisition in 2006. At December 31, 2007, the carrying value of this intangible asset was $109.6 million. This intangible asset is being amortized to earnings over its estimated economic life of 20 years through 2026.

Contract-based intangible assets. Contract-based intangible assets represent specific commercial rights we acquired in connection with business combinations or asset purchases. At December 31, 2007, the carrying value of Enterprise Products Partners’ contract-based intangible assets was $267.0 million. The carrying value of TEPPCO’s contract-based intangible assets was $313.5 million. The following information summarizes the significant components of this category of intangible assets:

▪

Jonah natural gas gathering agreements – These intangible assets represent the value attributed to certain of Jonah’s natural gas gathering contracts that existed at February 24, 2005, which was the date that private company affiliates of EPCO first acquired their ownership interests in TEPPCO and TEPPCO GP. At December 31, 2007, the carrying value of this group of intangible assets was $148.8 million. These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Jonah system.

▪

Val Verde natural gas gathering agreements – These intangible assets represent the value attributed to certain natural gas gathering agreements associated with TEPPCO’s Val Verde Gathering System that existed at February 24, 2005, which was the date that private company affiliates of EPCO first acquired their ownership interests in TEPPCO and TEPPCO GP. At December 31, 2007, the carrying value of these intangible assets was $132.3 million. These intangible assets are being amortized to earnings using a units-of-production method based on throughput volumes on the Val Verde Gathering System.

▪

Shell Processing Agreement – This margin-band/keepwhole processing agreement grants Enterprise Products Partners the right to process Shell Oil Company’s (or its assignee’s) current and future natural gas production of within the state and federal waters of the Gulf of Mexico. Enterprise Products Partners acquired the Shell Processing Agreement in connection with its 1999 purchase of certain of Shell’s midstream energy assets located along the U.S. Gulf Coast. At December 31, 2007, the carrying value of this intangible asset was $128.0 million. This intangible asset is being amortized to earnings on a straight-line basis over its estimated economic life of 20 years through 2019.

▪

Mississippi natural gas storage contracts – These intangible assets represent the value assigned by Enterprise Products Partners to certain natural gas storage contracts associated with its Petal and Hattiesburg, Mississippi storage facilities. These facilities were acquired in connection with the GulfTerra Merger. At December 31, 2007, the carrying value of these intangible assets was $72.6 million. These intangible assets are being amortized to earnings on a straight-line basis over the remainder of their respective contract terms, which range from eight to 18 years (i.e. 2012 through 2022).

Incentive distribution rights. Enterprise GP Holdings recorded an indefinite-life intangible asset valued at $606.9 million in connection with the contribution of the TEPPCO GP IDRs to it by DFIGP on May 7, 2007. This amount represents DFIGP’s historical carrying value and characterization of such asset.

The IDRs represent contractual rights to the incentive cash distributions paid by TEPPCO. Such rights were granted to TEPPCO GP under the terms of TEPPCO’s partnership agreement. In accordance with TEPPCO’s partnership agreement, TEPPCO GP may separate and sell the IDRs independent of its other residual general partner and limited partner interests in TEPPCO. TEPPCO GP is entitled to 2% of the cash distributions paid by TEPPCO as well as the associated IDRs of TEPPCO. TEPPCO GP is the sole general partner of, and thereby controls, TEPPCO. As an incentive, TEPPCO GP’s percentage interest in TEPPCO’s quarterly cash distributions is increased after certain specified target levels of distribution rates are met by TEPPCO.

We consider the IDRs to be an indefinite-life intangible asset. Our determination of an indefinite-life is based upon our expectation that TEPPCO will continue to pay incentive distributions under the terms of its partnership agreement to TEPPCO GP indefinitely. TEPPCO’s partnership agreement contains renewal provisions that provide for TEPPCO to continue as a going concern beyond the initial term of its partnership agreement, which ends in December 2084.

We test the carrying value of the IDRs for impairment annually, or more frequently if circumstances indicate that it is more likely than not that the fair value of the asset is less than its carrying value. This test is performed during the fourth quarter of each fiscal year. If the estimated fair value of this intangible asset is less its carrying value, a charge to earnings is required to reduce the asset’s carrying value to its implied fair value. In addition, we review this asset annually to determine whether events or circumstances continue to support an indefinite life.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction. Goodwill is not amortized; however, it is subject to annual impairment testing. The following table summarizes our goodwill amounts by business segment at December 31, 2007:

Investment in Enterprise Products Partners:
GulfTerra Merger	$ 385,945
Encinal acquisition	95,280
Other	110,427
Investment in TEPPCO:
TEPPCO acquisition	197,645
Other	18,283
Total	$ 807,580

Our Investment in Enterprise Products Partners business segment includes goodwill amounts recorded in connection with the GulfTerra Merger. The value associated with such goodwill amounts can be attributed to our belief (at the time the merger was consummated) that the combined partnerships would benefit from the strategic asset locations and industry relationships that each partnership possessed. In addition, we expected that various operating synergies could develop (such as reduced general and administrative costs and interest savings) that would result in improved financial results for the merged entity.

Management attributes goodwill amounts recorded in connection with the Encinal acquisition to potential future benefits Enterprise Products Partners may realize from its other south Texas natural gas processing and NGL businesses. Specifically, Enterprise Products Partners’ acquisition of long-term dedication rights associated with the Encinal business is expected to add value to its south Texas processing facilities and related NGL businesses due to increased volumes.

Our Investment in TEPPCO business segment includes goodwill amounts recorded in connection with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings on May 7, 2007. At December 31, 2007, the TEPPCO business segment included $197.6 million of such goodwill amounts.

Goodwill associated with DFIGP’s contribution of ownership interests in TEPPCO and TEPPCO GP to Enterprise GP Holdings represents DFIGP’s historical carrying value and characterization of such asset. Management attributes this goodwill to the future benefits we may realize from our investments in TEPPCO and TEPPCO GP. Specifically, we will benefit from the cash distributions paid by TEPPCO with respect to TEPPCO GP’s 2% general partner interest in TEPPCO and ownership of 4,400,000 of its common units.

Note 13. Debt Obligations

The following table presents our consolidated debt obligations at December 31, 2007.

Debt obligations of Enterprise GP Holdings:
EPE August 2007 Revolver, variable rate, due September 2012	$ 115,000
Term Loan A, variable rate, due September 2012	125,000
Term Loan B, variable rate, due November 2014	850,000
Total debt obligations of Enterprise GP Holdings	1,090,000
Senior debt obligations of Enterprise Products Partners:
EPO Revolver, variable rate, due November 2012	725,000
EPO Senior Notes B, 7.50% fixed-rate, due February 2011	450,000
EPO Senior Notes C, 6.375% fixed-rate, due February 2013	350,000
EPO Senior Notes D, 6.875% fixed-rate, due March 2033	500,000
EPO Senior Notes F, 4.625% fixed-rate, due October 2009	500,000
EPO Senior Notes G, 5.60% fixed-rate, due October 2014	650,000
EPO Senior Notes H, 6.65% fixed-rate, due October 2034	350,000
EPO Senior Notes I, 5.00% fixed-rate, due March 2015	250,000
EPO Senior Notes J, 5.75% fixed-rate, due March 2035	250,000
EPO Senior Notes K, 4.950% fixed-rate, due June 2010	500,000
EPO Senior Notes L, 6.30%, fixed-rate, due September 2017	800,000
Petal GO Zone Bonds, variable rate, due August 2034	57,500
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54,000
Dixie Revolver, variable rate, due June 2010	10,000
Duncan Energy Partners’ Revolver, variable rate, due February 2011	200,000
Total senior debt obligations of Enterprise Products Partners	5,646,500
Senior debt obligations of TEPPCO:
TEPPCO Revolver, variable rate, due December 2012	490,000
TEPPCO Senior Notes, 7.625% fixed rate, due February 2012	500,000
TEPPCO Senior Notes, 6.125% fixed rate, due February 2013	200,000
TE Products Senior Notes, 6.45% fixed-rate, due January 2008	180,000
TE Products Senior Notes, 7.51% fixed-rate, due January 2028	175,000
Total senior debt obligations of TEPPCO	1,545,000
Total principal amount of senior debt obligations	8,281,500
Subordinated debt obligations of Enterprise Products Partners:
EPO Junior Notes A, fixed/variable rates, due August 2066	550,000
EPO Junior Notes B, fixed/variable rates, due January 2068	700,000
Total subordinated debt obligations of Enterprise Products Partners	1,250,000
Subordinated debt obligations of TEPPCO:
TEPPCO Junior Subordinated Notes, fixed/variable rates, due June 2067	300,000
Total principal amount of senior and subordinated debt obligations	9,831,500
Other, non-principal amounts:
Changes in fair value of debt-related financial instruments (See Note 7)	22,851
Unamortized discounts, net of premiums	(15,309)
Unamortized deferred net gains related to terminated interest rate swap	22,163
Total other, non-principal amounts	29,705
Long-term debt	9,861,205
Current maturities of long-term debt	(353,976)
Total consolidated debt obligations	$ 9,507,229
Standby letters of credit outstanding	$ 24,594

In November 2007, EPO executed an amended and restated revolving credit agreement governing EPO’s Revolver. This new credit agreement increased the capacity from $1.25 billion to $1.75 billion and extended the maturity date of amounts borrowed under EPO’s Revolver from October 2011 to November 2012.

In accordance with SFAS 6, “Classification of Short-Term Obligations Expected to be Refinanced,” long-term and current maturities of debt reflects the classification of such obligations at December 31, 2007.

Guarantor Relationships

Enterprise Products Partners acts as guarantor of certain of EPO’s consolidated debt obligations through unsecured guarantees. If EPO were to default on any debt that Enterprise Products Partners guarantees, Enterprise Products Partners would be responsible for full repayment of that obligation. EPO’s debt obligations are non-recourse to Enterprise GP Holdings and EPGP.

TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P., TEPPCO Midstream Companies, LLC, and Val Verde Gas Gathering Company, L.P. (collectively, the “Subsidiary Guarantors”) have issued full, unconditional, joint and several guarantees of TEPPCO’s Senior Notes, Junior Subordinated Notes and its Revolver. TEPPCO’s debt obligations are non-recourse to Enterprise GP Holdings and TEPPCO GP.

Debt Obligations of the Enterprise GP Holdings

Enterprise GP Holdings consolidates the debt obligations of both Enterprise Products Partners and TEPPCO; however, Enterprise GP Holdings does not have the obligation to make interest or debt payments with respect to the consolidated debt obligations of either Enterprise Product Partners or TEPPCO.

EPE Revolver. This facility was amended and restated in May 2007 as the EPE Interim Credit Facility.

EPE Interim Credit Facility. In May 2007, Enterprise GP Holdings executed a $1.9 billion interim credit facility (the “EPE Interim Credit Facility”) in connection with its acquisition of equity interests in Energy Transfer Equity and LE GP.

In August 2007, Enterprise GP Holdings refinanced the $1.2 billion then outstanding under the EPE Interim Credit Facility using proceeds from its EPE August 2007 Credit Agreement.

EPE August 2007 Credit Agreement. The $1.2 billion EPE August 2007 Credit Agreement provided for a $200.0 million revolving credit facility (the “August 2007 Revolver”), a $125.0 million term loan (“Term Loan A”), and an $850.0 million term loan (the “Term Loan A-2”). Amounts borrowed under the August 2007 Revolver mature in September 2012. Amounts borrowed under Term Loan A mature in September 2012. Amounts borrowed under Term Loan A-2 were refinanced in November 2007 with proceeds from a term loan due November 2014.

Borrowings under the EPE August 2007 Credit Agreement are secured by Enterprise GP Holdings’ ownership of (i) 13,454,498 common units of Enterprise Products Partners, (ii) 100% of the membership interests in EPGP, (iii) 38,976,090 common units of Energy Transfer Equity, (iv) 4,400,000 common units of TEPPCO and (v) 100% of the membership interests in TEPPCO GP.

The August 2007 Revolver may be used by Enterprise GP Holdings to fund working capital and other capital requirements and for general partnership purposes. The August 2007 Revolver offers secured ABR loans (“ABR Loans”) and Eurodollar loans (“Eurodollar Loans”) each having different interest requirements.

ABR Loans bear interest at an alternative base rate (the “Alternative Base Rate”) plus an applicable rate (the “Applicable Rate”). The Alternative Base Rate is a rate per annum equal to the greater of: (i) the annual interest rate publicly announced by Citibank, N.A. as its base rate in effect at its principal office in New York, New York (the “Prime Rate”) in effect on such day and (ii) the federal funds effective rate in effect on such day plus 0.50%. The Applicable Rate for ABR Loans will be increased by an applicable margin ranging from 0% to 1.0% per annum. The Eurodollar Loans bear interest at a “LIBOR rate” (as defined in the August 2007 Credit Agreement) plus the Applicable Rate. The Applicable Rate for Eurodollar Loans will be increased by an applicable margin ranging from 1.00% to 2.50% per annum.

All borrowings outstanding under Term Loan A will, at Enterprise GP Holdings’ option, be made and maintained as ABR Loans or Eurodollar Loans, or a combination thereof. Prior to being refinanced in November 2007, borrowings outstanding under Term Loan A-2 were charged interest at the LIBOR rate plus 1.75%. Any amount repaid under the Term Loan A may not be reborrowed.

In November 2007, Enterprise GP Holdings executed a seven-year, $850 million senior secured term loan (“Term Loan B”) in the institutional leveraged loan market. Proceeds from the Term Loan B were used to permanently refinance borrowings outstanding under the partnership’s $850 million Term Loan A-2 that had a maturity date in May 2008. The Term Loan B, which was priced at a discount of 1.0 percent, generally bears interest at LIBOR plus 2.25 percent and is scheduled to mature on November 8, 2014. The Term Loan B is callable for up to one year by the partnership at 101 percent of the principal, and at par thereafter.

The EPE August 2007 Credit Agreement contains various covenants related to Enterprise GP Holdings’ ability to incur certain indebtedness, grant certain liens, make fundamental structural changes, make distributions following an event of default and enter into certain restricted agreements. The credit agreement also requires Enterprise GP Holdings to satisfy certain quarterly financial covenants.

Consolidated Debt Obligations of Enterprise Products Partners

EPO Revolver. This unsecured revolving credit facility currently has a borrowing capacity of $1.75 billion, which replaced an existing $1.25 billion unsecured revolving credit agreement. Amounts borrowed under the amended and restated credit agreement mature in November 2012, although EPO is permitted, on the maturity date, to convert the principal balance of the revolving loans then outstanding into a non-revolving, one-year term loan (the “term-out option”). There is no limit on the amount of standby letters of credit that can be outstanding under the amended facility.

As defined by the credit agreement, variable interest rates charged under this facility bear interest at a Eurodollar rate plus an applicable margin. In addition, EPO is required to pay a quarterly facility fee on each lender’s commitment irrespective of commitment usage.

EPO may increase the amount that may be borrowed under the facility, without the consent of the lenders, by an amount not exceeding $500.0 million by adding to the facility one or more new lenders and/or requesting that the commitments of existing lenders be increased, although none of the existing lenders has agreed to or is obligated to increase its existing commitment. EPO may request unlimited one-year extensions of the maturity date by delivering a written request to the administrative agent, but any such extension shall be effective only if consented to by the required lenders in their sole discretion.

The revolving credit agreement contains various covenants related to EPO’s ability to incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. The loan agreement also requires EPO to satisfy certain financial covenants at the end of each fiscal quarter. The credit agreement also restricts EPO’s ability to pay cash distributions to Enterprise Products Partners if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid.

EPO Senior Notes B through L. These fixed-rate notes are unsecured obligations of EPO and rank equally with its existing and future unsecured and unsubordinated indebtedness. They are senior to any future subordinated indebtedness. EPO’s borrowings under these notes are non-recourse to EPGP. Enterprise Products Partners has guaranteed repayment of amounts due under these notes through an unsecured and unsubordinated guarantee. The Senior Notes are subject to make-whole redemption rights and were issued under indentures containing certain covenants, which generally restrict EPO’s ability, with certain exceptions, to incur debt secured by liens and engage in sale and leaseback transactions.

EPO used net proceeds from its issuance of Senior Notes L to temporarily reduce indebtedness outstanding under its revolving credit facility and for general partnership purposes. In October 2007, EPO used borrowing capacity under its revolving credit facility to repay its $500.0 million Senior Notes E.

Pascagoula MBFC Loan. In connection with the construction of a natural gas processing plant located in Mississippi in 2000, EPO entered into a ten-year fixed-rate loan with the MBFC. This loan is subject to a make-whole redemption right. The Pascagoula MBFC Loan contains certain covenants including the maintenance of appropriate levels of insurance on the processing plant.

The indenture agreement for this loan contains an acceleration clause whereby if EPO’s credit rating by Moody’s declines below Baa3 in combination with Enterprise Products Partners’ credit rating at Standard & Poor’s declining below BBB-, the $54.0 million principal balance of this loan, together with all accrued and unpaid interest, would become immediately due and payable 120 days following such event. If such an event occurred, EPO would have to either redeem the Pascagoula MBFC Loan or provide an alternative credit agreement to support its obligation under this loan.

Dixie Revolver. The debt obligations of Dixie consist of a senior unsecured revolving credit facility having a borrowing capacity of $28.0 million. The maturity date of this facility is June 2010. EPO consolidates the debt of Dixie; however, EPO does not have the obligation to make interest or debt payments with respect to Dixie’s debt. Variable interest rates charged under this facility generally bear interest, at Dixie’s election at the time of each borrowing, at either (i) a Eurodollar rate plus an applicable margin or (ii) the greater of (a) the prime rate or (b) the Federal Funds Effective Rate plus ½%.

This credit agreement contains covenants related to Dixie’s ability to, among other things, incur certain indebtedness; grant certain liens; enter into merger transactions; pay distributions if a default or an event of default (as defined in the credit agreement) has occurred and is continuing; and make certain investments. The loan agreement also requires Dixie to satisfy a minimum net worth financial covenant.

Duncan Energy Partners’ Revolver. The debt obligations of Duncan Energy Partners consist of a $300.0 million revolving credit facility, all of which may be used for letters of credit, with a $30.0 million sublimit for Swingline loans (as defined in the credit agreement). Letters of credit outstanding under this credit facility reduce the amount available for borrowing. The $300.0 million borrowing capacity under this agreement may be increased to $450.0 million under certain conditions. The maturity date of this credit facility is February 2011; however, Duncan Energy Partners may request up to two one-year extensions of the maturity date (subject to certain conditions).

EPO consolidates the debt of Duncan Energy Partners; however, EPO does not have the obligation to make interest or debt payments with respect to Duncan Energy Partners’ debt. At the closing of its initial public offering in February 2007, Duncan Energy Partners borrowed $200.0 million under this credit facility to fund a $198.9 million cash distribution to EPO and the remainder to pay debt issuance costs.

Variable interest rates charged under this facility generally bear interest, at Duncan Energy Partners’ election at the time of each borrowing, at either (i) a LIBOR, plus an applicable margin (as defined in the credit agreement) or (ii) the greater of (a) the lender’s base rate as defined in the agreement or (b) the Federal Funds Effective Rate plus ½%.

The revolving credit agreement contains various covenants related to Duncan Energy Partners’ ability to, among other things, incur certain indebtedness; grant certain liens; enter into certain merger or consolidation transactions; and make certain investments. In addition, the revolving credit agreement restricts Duncan Energy Partners’ ability to pay cash distributions to EPO and its public unitholders if a default or an event of default (as defined in the credit agreement) has occurred and is continuing at the time such distribution is scheduled to be paid. Duncan Energy Partners must also satisfy certain financial covenants at the end of each fiscal quarter.

EPO Junior Notes A. EPO issued $550.0 million in principal amount of fixed/floating subordinated notes due August 2066 (“EPO Junior Notes A”) during third quarter of 2007. These notes are unsecured obligations of EPO and are subordinated to its existing and future unsubordinated indebtedness. EPO’s payment obligations under the EPO Junior Notes A are subordinated to all of its current and future senior indebtedness (as defined in the related indenture agreement).

The indenture agreement governing the EPO Junior Notes A allows EPO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions. The indenture agreement also provides that, unless (i) all deferred interest on the Junior Notes has been paid in full as of the most recent applicable interest payment dates, (ii) no event of default under the indenture agreement has occurred and is continuing and (iii) Enterprise Products Partners is not in default of its obligations under related guarantee agreements, neither Enterprise Products Partners nor EPO may declare or make any distributions to any of their respective equity security holders or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the EPO Junior Notes A.

In connection with its issuance of EPO Junior Notes A, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as defined in the underlying documents) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase the Junior Notes unless such redemption or repurchase is made using proceeds from the of issuance of certain securities.

The EPO Junior Notes A bear interest at a fixed annual rate of 8.375% from July 2006 to August 2016, payable semi-annually commencing in February 2007. After August 2016, the notes will bear variable rate interest based on the 3-month LIBOR for the related interest period plus 3.708%, payable quarterly commencing in November 2016. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to the certain provisions. The EPO Junior Notes A mature in August 2066 and are not redeemable by EPO prior to August 2016 without payment of a make-whole premium.

EPO Junior Notes B. EPO sold $700.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due January 2068 (“EPO Junior Notes B”) during the second quarter of 2007. EPO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Revolver and for general partnership purposes. EPO’s payment obligations under EPO Junior Notes B are subordinated to all of its current and future senior indebtedness (as defined in the Indenture Agreement). Enterprise Products Partners has guaranteed repayment of amounts due under EPO Junior Notes B through an unsecured and subordinated guarantee.

The indenture agreement governing EPO Junior Notes B allows EPO to defer interest payments on one or more occasions for up to ten consecutive years subject to certain conditions. During any period in which interest payments are deferred and subject to certain exceptions, neither Enterprise Products Partners nor EPO can declare or make any distributions to any of its respective equity securities or make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the EPO Junior Notes B. EPO Junior Notes B rank pari passu with the Junior Subordinated Notes A due August 2066.

The EPO Junior Notes B will bear interest at a fixed annual rate of 7.034% from May 2007 to January 2018, payable semi-annually in arrears in January and July of each year, commencing in January 2008. After January 2018, the EPO Junior Notes B will bear variable rate interest at the greater of (1) the sum of the 3-month LIBOR for the related interest period plus a spread of 268 basis points or (2) 7.034% per annum, payable quarterly in arrears in January, April, July and October of each year commencing in April 2018. Interest payments may be deferred on a cumulative basis for up to ten consecutive years, subject to certain provisions. The EPO Junior Notes B mature in January 2068 and are not redeemable by EPO prior to January 2018 without payment of a make-whole premium.

In connection with the issuance of EPO Junior Notes B, EPO entered into a Replacement Capital Covenant in favor of the covered debt holders (as named therein) pursuant to which EPO agreed for the benefit of such debt holders that it would not redeem or repurchase such junior notes on or before January 15, 2038 unless such redemption or repurchase is made from the proceeds of issuance of certain securities.

Canadian Revolver. In May 2007, Canadian Enterprise Gas Products, Ltd. (“Canadian Enterprise”), a wholly-owned subsidiary of EPO, entered into a $30.0 million Canadian revolving credit facility (“Canadian Revolver”) with The Bank of Nova Scotia. The Canadian Revolver, which includes the issuance of letters of credit, matures in October 2011. Letters of credit outstanding under this facility reduce the amount available for borrowings.

Borrowings may be made in Canadian or U.S. dollars. Canadian denominated borrowings may be comprised of Canadian Prime Rate (“CPR”) loans or Bankers’ Acceptances and U.S. denominated borrowings may be comprised of Alternative Base Rate (“ABR”) or Eurodollar loans, each having different interest rate requirements. CPR loans bear interest at a rate determined by reference to the Canadian Prime Rate. ABR loans bear interest at a rate determined by reference to an alternative base rate as defined in the credit agreement. Eurodollar loans bear interest at a rate determined by the LIBOR plus an applicable rate as defined in the credit agreement. Bankers’ Acceptances carry interest at the rate for Canadian bankers’ acceptances plus an applicable rate as defined in the credit agreement.

The Canadian Revolver contains customary covenants and events of default. The restrictive covenants limit Canadian Enterprise from materially changing the nature of its business or operations, dissolving, or completing mergers. A continuing event of default would accelerate the maturity of amounts borrowed under the credit facility. The obligations under the credit facility are guaranteed by EPO. As of December 31, 2007, there were no borrowings outstanding under this credit facility.

Petal MBFC Loan. In August 2007, Petal Gas Storage L.L.C. (“Petal”), a wholly owned subsidiary of EPO, entered into a loan agreement and a promissory note with the MBFC under which Petal may borrow up to $29.5 million.  On the same date, the MBFC issued taxable bonds to EPO in the maximum amount of $29.5 million.  As of December 31, 2007, there was $8.9 million outstanding under the loan and the bonds.  EPO will make advances on the bonds to the MBFC and the MBFC will in turn make identical advances to Petal under the promissory note. The promissory note and the taxable bonds have identical terms including fixed interest rates of 5.90% and maturities of fifteen years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act.  Petal may prepay on the promissory note without penalty, and thus cause the bonds to be redeemed, any time after one year from their date of issue.  The loan and bonds are netted in preparing our Consolidated Balance Sheet.

Petal GO Zone Bonds. In August 2007, Petal borrowed $57.5 million from the MBFC pursuant to a loan agreement and promissory note between Petal and the MBFC to pay a portion of the costs of certain natural gas storage facilities located in Petal, Mississippi.  The promissory note between Petal and MBFC is guaranteed by EPO and supported by a letter of credit issued under the EPO Revolver. On the same date, the MBFC issued $57.5 million in Gulf Opportunity Zone Tax-Exempt (“GO Zone”) bonds to various third parties. A portion of the GO Zone bond proceeds are being held by a third party trustee and reflected as a component of other assets on our balance sheet. The remaining proceeds held by the trustee will be released to us as we spend capital to complete the construction of the natural gas storage facilities. At December 31, 2007, $17.9 million of the GO Zone bond proceeds remained held by the third party trustee and reflected as “Other assets” on our Consolidated Balance Sheet.  The promissory note and the GO Zone bonds have identical terms including floating interest rates and maturities of twenty-seven years.  The bonds and the associated tax incentives are authorized under the Mississippi Business Finance Act and the Gulf Opportunity Zone Act of 2005.

Consolidated Debt Obligations of TEPPCO

TEPPCO Revolver. This unsecured revolving credit facility, which was amended in December 2007, has a borrowing capacity of $700.0 million, which may be increased to $1.0 billion under certain conditions. This credit facility matures in December 2012, but TEPPCO may request unlimited extensions of the maturity date subject to certain conditions. There is no limit on the total amount of standby letters of credit that can be outstanding under this credit facility.

Variable interest rates charged under this facility generally bear interest, at TEPPCO’s election at the time of each borrowing, at either (i) a LIBOR plus an applicable margin (as defined in the credit agreement) or (ii) the lender’s base rate as defined in the agreement.

The revolving credit agreement contains various covenants related to TEPPCO’s ability to, among other things, incur certain indebtedness; grant certain liens; make certain distributions; engage in specified transactions with affiliates; and enter into certain merger or consolidation transactions. TEPPCO must also satisfy certain financial covenants at the end of each fiscal quarter.

TEPPCO Short-Term Credit Facility. On December 21, 2007, TEPPCO entered into an unsecured term credit agreement with a borrowing capacity of $1.0 billion which matures on December 19, 2008. Term loans may be drawn in up to five separate drawings, each in a minimum amount of $75.0 million. Amounts repaid may not be re-borrowed, and the principal amount of all term loans are due and payable in full on the maturity date. At December 31, 2007, no amounts were outstanding under the agreement.

TEPPCO Senior Notes. In February 2002 and January 2003, TEPPCO issued its 7.625% Senior Notes and 6.125% Senior Notes, respectively. The TEPPCO Senior Notes are subject to make-whole redemption rights and are redeemable at any time at TEPPCO’s option. The indenture agreements governing these notes contain covenants that, among other things, limit the creation of liens securing indebtedness and TEPPCO’s ability to enter into sale and leaseback transactions.

TE Products Senior Notes. In January 1998, TE Products issued its 6.45% Senior Notes due January 2008 and 7.51% Senior Notes due January 2028. The 6.45% Senior Notes could not be redeemed prior to their scheduled maturity. In October 2007 a portion of the 7.51% Senior Notes was redeemed and in January 2008 the remaining $175.0 million was redeemed. Under the terms of these notes, the call premium to be paid was 103.755% of the principal amount redeemed, plus any accrued interest due on the notes at the date of redemption.

The TE Products senior notes were unsecured obligations of TE Products and ranked pari passu with all future unsecured and unsubordinated indebtedness of TE Products. The indenture agreements governing these notes contained covenants that, among other things, limited the creation of liens securing indebtedness and TEPPCO’s ability to enter into sale and leaseback transactions.

See Note 19 for further information regarding the repayment of TE Products Senior Notes.

TEPPCO Junior Subordinated Notes. In May 2007, TEPPCO sold $300.0 million in principal amount of fixed/floating, unsecured, long-term subordinated notes due June 1, 2067 (“TEPPCO Junior Subordinated Notes”). TEPPCO used the proceeds from this subordinated debt to temporarily reduce borrowings outstanding under its Revolver and for general partnership purposes. The payment obligations under the TEPPCO Junior Subordinated Notes are subordinated to all of its current and future senior indebtedness (as defined in the related indenture).

The indenture governing the TEPPCO Junior Subordinated Notes does not limit TEPPCO’s ability to incur additional debt, including debt that ranks senior to or equally with the TEPPCO Junior Subordinated Notes. The indenture allows TEPPCO to defer interest payments on one or more occasions for up to ten consecutive years, subject to certain conditions. During any period in which interest payments are deferred and subject to certain exceptions, (i) TEPPCO cannot declare or make any distributions to any of its respective equity securities and (ii) neither TEPPCO nor the Subsidiary Guarantors can make any payments on indebtedness or other obligations that rank pari passu with or are subordinated to the TEPPCO Junior Subordinated Notes.

The TEPPCO Junior Subordinated Notes bear interest at a fixed annual rate of 7.0% from May 2007 to June 1, 2017, payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2007. After June 1, 2017, the TEPPCO Junior Subordinated Notes will bear interest at a variable annual rate equal to the 3-month LIBOR for the related interest period plus 2.7775%, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing September 1, 2017. The TEPPCO Junior Subordinated Notes mature in June 2067. The TEPPCO Junior Subordinated Notes are redeemable in whole or in part prior to June 1, 2017 for a “make-whole” redemption price and thereafter at a redemption price equal to 100% of their principal amount plus accrued interest. The TEPPCO Junior Subordinated Notes are also redeemable prior to June 1, 2017 in whole (but not in part) upon the occurrence of certain tax or rating agency events at specified redemption prices.

In connection with the issuance of the TEPPCO Junior Subordinated Notes, TEPPCO and its Subsidiary Guarantors entered into a Replacement Capital Covenant in favor of holders (as provided therein) pursuant to which TEPPCO and its Subsidiary Guarantors agreed for the benefit of such debt holders that it would not redeem or repurchase the TEPPCO Junior Subordinated Notes on or before June 1, 2037, unless such redemption or repurchase is from proceeds of issuance of certain securities.

Covenants

We were in compliance with the covenants of our consolidated debt agreements at December 31, 2007.

Information regarding variable interest rates paid

The following table presents the range of interest rates and weighted-average interest rates paid on our consolidated variable-rate debt obligations during the year ended December 31, 2007.

	Range of	Weighted-Average
	Interest Rates	Interest Rate
	Paid	Paid
EPE August 2007 Revolver	6.42% to 8.50%	7.01%
EPE Term Loan A	6.99% to 7.25%	7.18%
EPE Term Loan A-2 (repaid November 2007)	6.99% to 7.25%	7.15%
EPE Term Loan B	7.49% to 7.49%	7.49%
EPE Term Loan (Equity Bridge) (repaid August 2007)	7.07% to 8.25%	7.18%
EPE Term Loan (Debt Bridge) (repaid August 2007)	7.07% to 8.25%	7.19%
EPE Bridge Revolving Credit Facility (repaid August 2007)	7.07% to 8.50%	7.19%
EPE Revolver (repaid May 2007)	6.32% to 6.35%	6.32%
EPO Revolver	5.10% to 8.25%	5.78%
Canadian Revolver	5.01% to 5.82%	5.68%
Dixie Revolver	5.50% to 5.67%	5.63%
Petal GO Zone Bonds	3.11% to 4.15%	3.56%
Duncan Energy Partners’ Revolver	5.52% to 6.42%	6.23%
TEPPCO Revolver	5.45% to 5.84%	5.71%

Consolidated debt maturity table

The following table presents scheduled maturities of our consolidated debt obligations for the next five years, and in total thereafter.

2008	$ 355,000
2009	500,000
2010	591,840
2011	1,140,000
2012	1,437,160
Thereafter	5,807,500
Total scheduled principal payments	$ 9,831,500

In accordance with SFAS 6, long-term and current maturities of debt reflect the classification of such obligations at December 31, 2007.

Debt Obligations of Unconsolidated Affiliates

Enterprise Products Partners has two unconsolidated affiliates with long-term debt obligations and TEPPCO has one unconsolidated affiliate with long-term debt obligations. The following table shows (i) the ownership interest in each entity at December 31, 2007, (ii) total debt of each unconsolidated affiliate at December 31, 2007 (on a 100% basis to the unconsolidated affiliate) and (iii) the corresponding scheduled maturities of such debt.

			Scheduled Maturities of Debt
	Ownership							After
	Interest	Total	2008	2009	2010	2011	2012	2012
Poseidon (1)	36.0%	$ 91,000	$ --	$ --	$ --	$ 91,000	$ --	$ --
Evangeline (1)	49.5%	20,650	5,000	5,000	10,650	--	--	--
Centennial (2)	50.0%	140,000	10,100	9,900	9,100	9,000	8,900	93,000
Total		$ 251,650	$ 15,100	$ 14,900	$ 19,750	$ 100,000	$ 8,900	$ 93,000

(1) Denotes an unconsolidated affiliate of Enterprise Products Partners. (2) Denotes an unconsolidated affiliate of TEPPCO.

The credit agreements of these unconsolidated affiliates include customary covenants, including financial covenants. These businesses were in compliance with such covenants at December 31, 2007. The credit agreements of these unconsolidated affiliates restrict their ability to pay cash dividends or distributions if a default or an event of default (as defined in each credit agreement) has occurred and is continuing at the time such dividend or distribution is scheduled to be paid.

The following information summarizes the significant terms of the debt obligations of these unconsolidated affiliates at December 31, 2007:

Poseidon. Poseidon has a $150.0 million variable-rate revolving credit facility that matures in May 2011. This credit agreement is secured by substantially all of Poseidon’s assets. The variable interest rates charged on this debt at December 31, 2007 was 6.62%.

Evangeline. At December 31, 2007, Evangeline’s debt obligations consisted of (i) $13.2 million of 9.90% fixed-rate Series B senior secured notes due December 2010 and (ii) a $7.5 million subordinated note payable. The Series B senior secured notes are collateralized by Evangeline’s property, plant and equipment; proceeds from a gas sales contract; and by a debt service reserve requirement. Scheduled principal repayments on the Series B notes are $5.0 million annually through 2009 with a final repayment in 2010 of approximately $3.2 million.

Evangeline incurred the subordinated note payable as a result of its acquisition of a contract-based intangible asset in the early 1990s. This note is subject to a subordination agreement which prevents the repayment of principal and accrued interest on the subordinated note until such time as the Series B noteholders are either fully cash secured through debt service accounts or have been completely repaid.

Variable rate interest accrues on the subordinated note at a Eurodollar rate plus ½%. The variable interest rates charged on this note at December 31, 2007 was 5.88%. Accrued interest payable related to the subordinated note was $9.1 million at December 31, 2007.

Centennial. At December 31, 2007, Centennial’s debt obligations consisted of $140.0 million borrowed under a master shelf loan agreement. Borrowings under the master shelf agreement mature in May 2024 and are collateralized by substantially all of Centennial’s assets and severally guaranteed by Centennial’s owners.

TE Products and its joint venture partner in Centennial have each guaranteed one-half of Centennial’s debt obligations. If Centennial defaults on its debt obligations, the estimated payment obligation for TE Products is $70.0 million (effective April 2007). At December 31, 2007, TE Products had recognized a liability of $9.5 million for its share of the Centennial debt guaranty.

Note 14. Member’s Equity

At December 31, 2007, member’s equity consisted of the capital account of Dan Duncan LLC and AOCI. Subject to the terms of our limited liability company agreement, we distribute available cash to Dan Duncan LLC within 45 days of the end of each calendar quarter. No distributions have been made to date. The capital account balance of Dan Duncan LLC was nominal at December 31, 2007.

Accumulated other comprehensive income

The following table summarizes transactions affecting our AOCI since December 31, 2006.

						Proportionate
	Cash Flow Hedges					Share of	Accumulated
		Interest		Foreign	Pension	OCI from	Other
	Commodity	Rate	Foreign	Currency	And	Energy	Comprehensive
	Financial	Financial	Currency	Translation	Postretirement	Transfer	Income
	Instruments	Instruments	Hedges	Adjustment	Plans	Equity	Balance
Balance, December 31, 2006	$ (2,892)	$ 25,796	$ --	$ (807)	$ (531)	$ --	$ 21,566
Net commodity financial instrument gains
during period	(37,379)	--	--	--	--	--	(37,379)
Net interest rate financial instrument gains
during period	--	(19,255)	--	--	--	--	(19,255)
Amortization of cash flow financing
hedges	--	(5,493)	--	--	--	--	(5,493)
Change in funded status of pension and
postretirement plans, net of tax	--	--	--	--	1,119	--	1,119
Foreign currency hedge gain	--	--	1,308	--	--	--	1,308
Foreign currency translation adjustment	--	--	--	2,007	--	--	2,007
Proportionate share of other
comprehensive income
of Energy Transfer Equity	--	--	--	--	--	(3,848)	(3,848)
Balance, December 31, 2007	$ (40,271)	$ 1,048	$ 1,308	$ 1,200	$ 588	$ (3,848)	$ (39,975)

Note 15. Related Party Transactions

We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.

Relationship with EPCO and affiliates

We have an extensive and ongoing relationship with EPCO and its affiliates, which include the following significant entities that are not part of our consolidated group of companies:

▪	EPCO and its consolidated private company subsidiaries; and

▪	the Employee Partnerships (see Note 5).

EPCO is a private company controlled by Dan L. Duncan, who is also a director and Chairman of us and EPGP. At December 31, 2007, EPCO beneficially owned 107,295,432 (or 77.1%) of the Enterprise GP Holdings’ outstanding units. In addition, at December 31, 2007, EPCO beneficially owned 147,986,050 (or 34.0%) of Enterprise Products Partners’ common units, including 13,454,498 common units owned by Enterprise GP Holdings. At December 31, 2007, EPCO beneficially owned 16,691,550 (or 18.2%) of TEPPCO’s common units. In addition, at December 31, 2007, EPCO and its affiliates owned 77.1% of the limited partner interests Enterprise GP Holdings and 100% of us. Enterprise GP Holdings owns all of the membership interests of EPGP and TEPPCO GP. The principal business activity of EPGP is to act as the sole managing partner of Enterprise Products Partners. The principal business activity of TEPPCO GP is to act as the sole general partner of TEPPCO. The executive officers and certain of the directors of us, EPGP, and TEPPCO GP are employees of EPCO.

In December 2006, at a special meeting of TEPPCO’s unitholders, its partnership agreement was amended and restated, and its general partner’s maximum percentage interest in its quarterly distributions was reduced from 50% to 25% in exchange for 14,091,275 common units. Certain of the IDRs held by TEPPCO GP were converted into 14,091,275 common units of TEPPCO. Subsequently, DFIGP transferred the 14,091,275 common units of TEPPCO that it received in connection with the conversion of the IDRs to affiliates of EPCO, including 13,386,711 common units transferred to DFI.

We, Enterprise GP Holdings, TEPPCO, TEPPCO GP, Enterprise Products Partners and EPGP are separate legal entities apart from each other and apart from EPCO and its other affiliates, with assets and liabilities that are separate from those of EPCO and its other affiliates. EPCO and its private company subsidiaries depend on the cash distributions they receive from Enterprise GP Holdings, TEPPCO, Enterprise Products Partners and other investments to fund their other operations and to meet their debt obligations. EPCO and its affiliates received $355.5 million in cash distributions from us during the year ended December 31, 2007.

The ownership interests in Enterprise Products Partners and TEPPCO that are owned or controlled by Enterprise GP Holdings are pledged as security under its credit facility. In addition, the ownership interests in Enterprise GP Holdings, Enterprise Products Partners, and TEPPCO that are owned or controlled by EPCO and its affiliates, other than those interests owned by Enterprise GP Holdings, Dan Duncan LLC and certain trusts affiliated with Dan L. Duncan, are pledged as security under the credit facility of a private company affiliate of EPCO. This credit facility contains customary and other events of default relating to EPCO and certain affiliates, including Enterprise GP Holdings, Enterprise Products Partners and TEPPCO.

An affiliate of EPCO provides us trucking services for the transportation of NGLs and other products. We lease office space in various buildings from affiliates of EPCO. The rental rates in these lease agreements approximate market rates.

EPCO Administrative Services Agreement

We have no employees. All of our management, administrative and operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”). We and Enterprise GP Holdings, Enterprise Products Partners and its general partner, Duncan Energy Partners and its general partner, and TEPPCO and its general partner, among other affiliates, are parties to the ASA. The significant terms of the ASA are as follows:

▪

EPCO will provide selling, general and administrative services, and management and operating services, as may be necessary to manage and operate our business, properties and assets (in accordance with prudent industry practices). EPCO will employ or otherwise retain the services of such personnel as may be necessary to provide such services.

▪

We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including expenses reasonably allocated to us by EPCO). In addition, we have agreed to pay all sales, use, and excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the services provided to us by EPCO.

▪	EPCO will allow us to participate as named insureds in its overall insurance program with the associated premiums and other costs being allocated to us.

Under the ASA, EPCO subleases to Enterprise Products Partners (for $1 per year) certain equipment which it holds pursuant to operating leases and has assigned to Enterprise Products Partners its purchase option under such leases (the “retained leases”). EPCO remains liable for the actual cash lease payments associated with these agreements. The full value of EPCO’s payments in connection with the retained leases is recorded by Enterprise Products Partners as a non-cash related party operating lease expense. An offsetting amount is recorded by Enterprise Products Partners as a general contribution by its partners, the majority of which is recorded in minority interest in the preparation of our Consolidated Balance Sheet. At December 31, 2007, the retained leases were for a cogeneration unit and approximately 100 railcars. Should we decide to exercise the purchase options associated with the retained leases, $2.3 million would be payable in 2008 and $3.1 million in 2016.

We reimburse EPCO for actual direct and indirect expenses it incurs related to the operation of our assets.  Likewise, our general and administrative costs for the years ended December 31, 2007 include amounts we reimburse to EPCO for administrative services, including compensation of employees. In general, our reimbursement to EPCO for administrative services is either (i) on an actual basis for direct expenses it may incur on our behalf (e.g., the purchase of office supplies) or (ii) based on an allocation of such charges between the various parties to the ASA based on the estimated use of such services by each party (e.g., the allocation of general legal or accounting salaries based on estimates of time spent on each entity’s business and affairs). These reimbursements were $82.5 million during the year ended December 31, 2007.

The ASA also addresses potential conflicts that may arise among parties to the agreement, including (i) Enterprise Products Partners and EPGP; (ii) Duncan Energy Partners and DEP GP; (iii) Enterprise GP Holdings and us; and (iv) the EPCO Group, which includes EPCO and its affiliates (but does not include the aforementioned entities and their controlled affiliates). The administrative services agreement provides, among other things, that:

▪

If a business opportunity to acquire “equity securities” (as defined) is presented to the EPCO Group, Enterprise Products Partners and EPGP, Duncan Energy Partners and DEP GP, or Enterprise GP Holdings and us, then Enterprise GP Holdings will have the first right to pursue such opportunity. The term “equity securities” is defined to include:

▪

general partner interests (or securities which have characteristics similar to general partner interests) and IDRs or similar rights in publicly traded partnerships or interests in persons that own or control such general partner or similar interests (collectively, “GP Interests”) and securities convertible, exercisable, exchangeable or otherwise representing ownership or control of such GP Interests; and

▪

IDRs and limited partner interests (or securities which have characteristics similar to IDRs or limited partner interests) in publicly traded partnerships or interest in “persons” that own or control such limited partner or similar interests (collectively, “non-GP Interests”); provided that such non-GP Interests are associated with GP Interests and are owned by the owners of GP Interests or their respective affiliates.

Enterprise GP Holdings will be presumed to desire to acquire the equity securities until such time as we advise the EPCO Group, EPGP and DEP GP that Enterprise GP Holdings has abandoned the pursuit of such business opportunity. In the event that the purchase price of the equity securities is reasonably likely to equal or exceed $100 million, the decision to decline the acquisition will be made by our chief executive officer after consultation with and subject to the approval of our Audit, Conflicts and Governance (“ACG”) Committee. If the purchase price is reasonably likely to be less than such threshold amount, our chief executive officer may make the determination to decline the acquisition without consulting our ACG Committee.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, EPGP and DEP GP, Enterprise Products Partners will have the second right to pursue such acquisition either for it or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. In the event that Enterprise Products Partners affirmatively directs the opportunity to Duncan Energy Partners, Duncan Energy Partners may pursue such acquisition. Enterprise Products Partners will be presumed to desire to acquire the equity securities until such time as EPGP advises the EPCO Group and DEP GP that Enterprise Products Partners has abandoned the pursuit of such acquisition. In determining whether or not to pursue the acquisition of the equity securities, Enterprise Products Partners will follow the same procedures applicable to Enterprise GP Holdings, as described above but utilizing EPGP’s chief executive officer and ACG Committee. In the event Enterprise Products Partners abandons the acquisition opportunity for the equity securities and so notifies the EPCO Group and DEP GP, the EPCO Group may pursue the acquisition or offer the opportunity to TEPPCO, TEPPCO GP or their controlled affiliates, in either case, without any further obligation to any other party or offer such opportunity to other affiliates.

▪

If any business opportunity not covered by the preceding bullet point (i.e. not involving equity securities) is presented to the EPCO Group, EPGP, Enterprise GP Holdings or us, then Enterprise Products Partners will have the first right to pursue such opportunity or, if desired by Enterprise Products Partners in its sole discretion, for the benefit of Duncan Energy Partners. Enterprise Products Partners will be presumed to desire to pursue the business opportunity until such time as EPGP advises the EPCO Group, DEP GP and us that Enterprise Products Partners has abandoned the pursuit of such business opportunity.

In the event the purchase price or cost associated with the business opportunity is reasonably likely to equal or exceed $100 million, any decision to decline the business opportunity will be made by the chief executive officer of EPGP after consultation with and subject to the approval of the ACG Committee of EPGP. If the purchase price or cost is reasonably likely to be less than such threshold amount, the chief executive officer of EPGP may make the determination to decline the business opportunity without consulting EPGP’s ACG Committee. In the event that Enterprise Products Partners affirmatively directs the business opportunity to Duncan Energy Partners, Duncan Energy Partners may pursue such business opportunity. In the event that Enterprise Products Partners abandons the business opportunity for itself and for Duncan Energy Partners and so notifies the EPCO Group, DEP GP and us, Enterprise GP Holdings will have the second right to pursue such business opportunity, and will be presumed to desire to do so, until such time as we shall have determined to abandon the pursuit of such opportunity in accordance with the procedures described above, and shall have advised the EPCO Group that we have abandoned the pursuit of such acquisition.

In the event that Enterprise GP Holdings abandons the acquisition and so notifies the EPCO Group, the EPCO Group may either pursue the business opportunity or offer the business opportunity to a private company affiliate of EPCO or TEPPCO and TEPPCO GP without any further obligation to any other party or offer such opportunity to other affiliates.

None of the EPCO Group, EPGP, Enterprise Product Partners, DEP GP, Duncan Energy Partners, Enterprise GP Holdings or us have any obligation to present business opportunities to TEPPCO or TEPPCO GP. Likewise, TEPPCO and TEPPCO GP have no obligation to present business opportunities to the EPCO Group, EPGP, Enterprise Products Partners, DEP GP, Duncan Energy Partners, Enterprise GP Holdings or us.

Relationships with Unconsolidated Affiliates

Many of our unconsolidated affiliates perform supporting or complementary roles to our other business operations. Since we and our affiliates hold ownership interests in these entities and directly or indirectly benefit from our related party transactions with such entities, they are presented here.

Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity and its general partner in May 2007. As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to our consolidated businesses. We have a long-term revenue generating contract with Titan Energy Partners, L.P. (“Titan”), a consolidated subsidiary of ETP. Titan purchases substantially all of its propane requirements from us. The contract continues until March 31, 2010 and contains renewal and extension options. We and Energy Transfer Company (“ETC OLP”) transport natural gas on each other’s systems and share operating expenses on certain pipelines. ETC OLP also sells natural gas to us. We received $29.9 million in cash distributions from our investments in LE GP and Equity Transfer Equity in 2007.

The following information summarizes significant related party transactions with our current unconsolidated affiliates:

▪

We sell natural gas to Evangeline, which, in turn, uses the natural gas to satisfy supply commitments it has with a major Louisiana utility. We furnished $1.1 million in letters of credit on behalf of Evangeline at December 31, 2007.

▪	We pay Promix for the transportation, storage and fractionation of NGLs. In addition, we sell natural gas to Promix for its plant fuel requirements.

▪	We perform management services for certain of our unconsolidated affiliates.

▪

TEPPCO’s significant related party revenues and expense transactions with unconsolidated affiliates consist of management, rental and other revenues, transportation expense related to movements on Centennial and Seaway and rental expense related to the lease of pipeline capacity on Centennial.

Relationship with Duncan Energy Partners

On February 5, 2007, Duncan Energy Partners completed its initial public offering of 14,950,000 common units at $21.00 per unit, which generated net proceeds to Duncan Energy Partners of $290.5 million. As consideration for assets contributed and reimbursement for capital expenditures related to these assets, Duncan Energy Partners distributed $260.6 million of these net proceeds to Enterprise Products Partners (along with $198.9 million in borrowings under its credit facility and a final amount of 5,351,571 common units of Duncan Energy Partners).

Enterprise Products Partners contributed 66% of its equity interests in the certain of its subsidiaries to Duncan Energy Partners. In addition to the 34% direct ownership interest Enterprise Products Partners retained in these subsidiaries of Duncan Energy Partners, it also owns the 2% general partner interest in Duncan Energy Partners and 26.4% of Duncan Energy Partners’ outstanding common units. Accordingly, Enterprise Products Partners has in effect retained a net economic interest of approximately 52.4% in Duncan Energy Partners as of December 31, 2007. EPO directs the business operations of Duncan Energy Partners through its control of the general partner of Duncan Energy Partners. Certain of Enterprise Products Partners’ officers and directors are also beneficial owners of common units of Duncan Energy Partners.

Enterprise Products Partners has significant involvement with all of the subsidiaries of Duncan Energy Partners, including the following types of transactions: (i) it utilizes storage services to support its Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”) fractionation and other businesses; (ii) it buys natural gas from and sells natural gas in connection with its normal business activities; and (iii) it is currently the sole shipper on an NGL pipeline system located in south Texas.

Enterprise Products Partners may contribute or sell other equity interests in its subsidiaries to Duncan Energy Partners and use the proceeds it receives from Duncan Energy Partners to fund its capital spending program. Enterprise Products Partners has no obligation or commitment to enter into such transactions with Duncan Energy Partners.

Note 16. Income Taxes

Our income taxes relate primarily to federal and state income taxes of Seminole and Dixie, our two largest corporations subject to such income taxes. In addition, with the amendment of the Texas Margin Tax in 2006, we have become a taxable entity in the state of Texas.

Significant components of deferred tax liabilities and deferred tax assets as of December 31, 2007 are as follows:

2007
Deferred Tax Assets:
Net operating loss carryovers	$ 23,270
Credit carryover	26
Charitable contribution carryover	16
Employee benefit plans	3,214
Deferred revenue	642
Reserve for legal fees and damages	478
Equity investment in partnerships	409
Asset retirement obligations	80
Accruals and other	1,098
Total Deferred Tax Assets	29,233
Valuation allowance	(5,345)
Net Deferred Tax Assets	23,888
Deferred Tax Liabilities:
Property, plant and equipment	40,520
Other	99
Total Deferred Tax Liabilities	40,619
Total Net Deferred Tax Liabilities	$ (16,731)

Current portion of total net deferred tax assets	$ 1,082
Long-term portion of total net deferred tax liabilities	$ (17,813)

We had net operating loss carryovers of $23.3 million at December 31, 2007. These losses expire in various years between 2008 and 2027 and are subject to limitations on their utilization. We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. The valuation allowance was $5.3 million at December 31, 2007 and serves to reduce the recognized tax benefit associated with carryovers of our corporate entities to an amount that will, more likely than not, be realized.

On May 18, 2006, the State of Texas enacted House Bill 3 which revised the pre-existing state franchise tax. In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax, including previously non-taxable entities such as limited partnerships and limited liability partnerships. The tax is assessed on Texas sourced taxable margin which is defined as the lesser of (i) 70% of total revenue or (ii) total revenue less (a) cost of goods sold or (b) compensation and benefits.

Although the bill states that the Revised Texas Franchise Tax is not an income tax, it has the characteristics of an income tax since it is determined by applying a tax rate to a base that considers both revenues and expenses. Due to the enactment of the Revised Texas Franchise Tax, we recorded a net deferred tax liability of $3.1 million during the year ended December 31, 2007.

Note 17. Commitments and Contingencies

Litigation

On occasion, we or our unconsolidated affiliates are named as defendants in litigation relating to our normal business activities, including regulatory and environmental matters. Although we are insured against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activities. We are not aware of any significant litigation, pending or threatened, that could have a significant adverse effect on our financial position. See Note 19 for information regarding a recent litigation matter involving the Enterprise GP Holdings.

The following is a discussion of litigation-related risks by business segment.

Enterprise Products Partners’ matters. On February 13, 2007, EPO received notice from the U.S. Department of Justice (“DOJ”) that it was the subject of a criminal investigation related to an ammonia release in Kingman County, Kansas on October 27, 2004 from a pressurized anhydrous ammonia pipeline owned by a third party, Magellan Ammonia Pipeline, L.P. (“Magellan”). EPO is the operator of this pipeline. On February 14, 2007, EPO received a letter from the Environment and Natural Resources Division (“ENRD”) of the DOJ regarding this incident and a previous release of ammonia on September 27, 2004 from the same pipeline. The ENRD has indicated that it may pursue civil damages against EPO and Magellan as a result of these incidents. Based on this correspondence from the ENRD, the statutory maximum amount of civil fines that could be assessed against EPO and Magellan is up to $17.4 million in the aggregate. EPO is cooperating with the DOJ and is hopeful that an expeditious resolution acceptable of this civil matter to all parties will be reached in the near future. Magellan has agreed to indemnify EPO for the civil matter. On September 4, 2007, we and the DOJ entered into a plea agreement whereby a wholly-owned subsidiary of EPO, Mapletree, LLC, pleaded guilty to a misdemeanor charge of negligence in connection with the releases and paid a fine of $1.0 million. The plea agreement concludes the DOJ's criminal investigation into the ammonia releases. At this time, we do not believe that a final resolution of the civil claims by the ENRD will have a material impact on our consolidated financial position.

On October 25, 2006, a rupture in the Magellan Ammonia Pipeline resulted in the release of ammonia near Clay Center, Kansas. The pipeline has been repaired and environmental remediation tasks related to this incident have been completed. At this time, we do not believe that this incident will have a material impact on Enterprise Products Partners’ consolidated financial position.

Several lawsuits have been filed by municipalities and other water suppliers against a number of manufacturers of reformulated gasoline containing methyl tertiary butyl ether (“MTBE”). In general, such suits have not named manufacturers of MTBE as defendants, and there have been no such lawsuits filed against Enterprise Products Partners’ subsidiary that owns an octane-additive production facility. It is possible, however, that former MTBE manufacturers, such as Enterprise Products Partners’ subsidiary, could ultimately be added as defendants in such lawsuits or in new lawsuits.

TEPPCO matters. On September 18, 2006, Peter Brinckerhoff, a purported unitholder of TEPPCO, filed a complaint in the Court of Chancery of New Castle County in the State of Delaware, in his individual capacity, as a putative class action on behalf of other unitholders of TEPPCO, and derivatively on behalf of TEPPCO, concerning, among other things, certain transactions involving TEPPCO and Enterprise Products Partners or its affiliates. On July 12, 2007, Mr. Brinkerhoff filed an amended complaint. The amended complaint names as defendants (i) TEPPCO, its current and certain former directors, and certain of its affiliates; (ii) Enterprise Products Partners and certain of its affiliates; (iii) EPCO; and (iv) Dan L. Duncan. The amended complaint alleges, among other things, that the defendants caused TEPPCO to enter into certain transactions with Enterprise Products Partners or its affiliates that were unfair to TEPPCO or otherwise unfairly favored Enterprise Products Partners or its affiliates over TEPPCO. These transactions are alleged to include the joint venture to further expand the Jonah system entered into by TEPPCO and Enterprise Products Partners in August 2006 and the sale by TEPPCO of its Pioneer natural gas processing plant to Enterprise Products Partners in March 2006. The amended complaint seeks (i) rescission of these transactions or an award of rescissory damages with respect thereto; (ii) damages for profits and special benefits allegedly obtained by defendants as a result of the alleged wrongdoings in the amended complaint; and (iii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. We believe that the outcome of this lawsuit will not have a material effect on TEPPCO’s financial position.

On July 27, 2004, TEPPCO received notice from the DOJ of its intent to seek a civil penalty against it related to its November 21, 2001, release of approximately 2,575 barrels of jet fuel from TEPPCO’s 14-inch diameter pipeline located in Orange County, Texas. The DOJ, at the request of the Environmental Protection Agency, was seeking a civil penalty against TEPPCO for alleged violations of the Clean Water Act arising out of this release, as well as three smaller spills at other locations in 2004 and 2005. TEPPCO agreed with the DOJ to pay a penalty of $2.9 million, along with TEPPCO’s commitment to implement additional spill prevention measures, in August 2007, and the penalty was paid in October 2007. The settlement of this citation did not have a material adverse effect on TEPPCO’s financial position.

TEPPCO is also in negotiations with the U.S. Department of Transportation (“DOT”) with respect to a notice of probable violation that it received on April 25, 2005, for alleged violations of pipeline safety regulations at its Todhunter facility, with a proposed $0.4 million civil penalty. TEPPCO responded on June 30, 2005, by admitting certain of the alleged violations, contesting others and requesting a reduction in the proposed civil penalty. We do not expect any settlement, fine or penalty to have a material adverse effect on our financial position.

Energy Transfer Equity matters. In July 2007, ETP announced that it is under investigation by the FERC and CFTC with respect to whether ETP engaged in manipulation or improper trading activities in the Houston Ship Channel market around the times of the hurricanes in the fall of 2005 and other prior periods in order to benefit financially from commodities derivative positions and from certain of index-priced physical gas purchases in the Houston Ship Channel market. The FERC is also investigating certain of ETP’s intrastate transportation activities. Additionally, the FERC has alleged that ETP manipulated daily prices at the Waha Hub near Midland, Texas and the Katy Hub near Houston, Texas. Management of Energy Transfer Equity believes that these agencies will require a payment in order to conclude these investigations on a negotiated settlement basis.  In addition, third parties have asserted claims and may assert additional claims for damages related to these matters.

On July 26, 2007, the FERC announced that it was taking preliminary action against ETP and proposed civil penalties of $97.5 million and disgorgement of profits, plus interest, of $70.1 million. In addition, on February 14, 2008, FERC staff recommended an increase in the proposed civil penalties of $25.0 million and disgorgement of profits of $7.3 million. Additionally, in its lawsuit, the CFTC is seeking civil penalties of $130 thousand per violation or three times the profit gained from each violation and other specified relief. On October 15, 2007, ETP filed a motion in the United States District Court for the Northern District of Texas to dismiss the complaint asserting that the CFTC has not stated a valid cause of action under the Commodity Exchange Act. ETP has separately filed a response with FERC refuting FERC’s claims as being fundamentally flawed and requested a dismissal of the FERC proceedings. Several natural gas producers and a natural gas marketing company have initiated legal proceedings in Texas state courts against ETP. One of the producers seeks to intervene in the FERC proceedings, alleging that it is entitled to a FERC-ordered refund of $5.9 million, plus interests and costs. On December 20, 2007, the FERC denied this producer’s request to intervene in the proceedings and on February 6, 2008, the FERC dismissed the producer’s complaint. At this time, ETP is unable to predict the outcome of these matters; however, it is possible that the amount it becomes obligated to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of existing accrual related to these matters.

A consolidated class action complaint has been filed against ETP and certain affiliates in the United States District Court for the Southern District of Texas. This action alleges that ETP engaged in intentional and unlawful manipulation of the price of natural gas futures and options contracts on the New York Mercantile Exchange (“NYMEX”) in violation of the Commodity Exchange Act (“CEA”). It is further alleged that during the class period December 29, 2003 to December 31, 2005, ETP had the market power to manipulate index prices, and that ETP used this market power to artificially depress the index prices at major natural gas trading hubs, including the Houston Ship Channel, in order to benefit its natural gas physical and financial trading positions and intentionally submitted price and volume trade information to trade publications. This complaint also alleges that ETP also violated the CEA because ETP knowingly aided and abetted violations of the CEA. This action alleges that this unlawful depression of index prices by ETP manipulated the NYMEX prices for natural gas futures and options contracts to artificial levels during the class period, causing unspecified damages to plaintiff and all other members of the putative class who purchased and/or sold natural gas futures and options contracts on NYMEX during the class period. The class action complaint consolidated two class actions which were pending against ETP. Following the consolidation order, the plaintiffs who had filed these two earlier class actions filed the consolidated complaint. They have requested certification of their suit as a class action, unspecified damages, court costs and other appropriate relief. On January 14, 2008, ETP filed a motion to dismiss this suit on the grounds of failure to allege facts sufficient to state a claim. At this time, ETE is unable to predict the outcome of these matters; however, it is possible that the amount it becomes obliged to pay as a result of the final resolution of these matters, whether on a negotiated settlement basis or otherwise, will exceed the amount of its existing accrual related to these matters.

ETP disclosed in its transitional quarterly report on Form 10-Q for the four months ended December 31, 2007 that its accrued amounts for contingencies and current litigation matters (excluding environmental matters) aggregated $30.5 million at December 31, 2007. Since ETP’s accrual amounts are non-cash, any cash payment of an amount in resolution of these matters would likely be made from cash from operations or borrowings, which payments would reduce its cash available for distributions either directly or as a result of increased principal and interest payments necessary to service any borrowings incurred to finance such payments. If these payments are substantial, ETP and, ultimately, our investee, Energy Transfer Equity, may experience a material adverse impact on cash available for distribution and liquidity.

Contractual Obligations

The following table summarizes our various contractual obligations at December 31, 2007. A description of each type of contractual obligation follows.

	Payment or Settlement due by Period
Contractual Obligations	Total	2008	2009	2010	2011	2012	Thereafter
Scheduled maturities of long-term debt	$ 9,381,500	$ 355,000	$ 500,000	$ 591,840	$ 650,000	$ 1,927,160	$ 5,807,500
Operating lease obligations	$ 389,798	$ 40,281	$ 37,488	$ 33,189	$ 32,684	$ 31,364	$ 214,792
Purchase obligations:
Product purchase commitments:
Estimated payment obligations:
Crude Oil	$ 387,210	$ 387,210	$ --	$ --	$ --	$ --	$ --
Natural gas	$ 685,600	$ 137,345	$ 136,970	$ 136,970	$ 136,970	$ 137,345	$ --
NGLs	$ 4,041,275	$ 697,277	$ 415,132	$ 415,132	$ 415,132	$ 415,132	$ 1,683,470
Petrochemicals	$ 4,065,675	$ 1,751,152	$ 746,916	$ 514,155	$ 233,745	$ 141,623	$ 678,084
Other	$ 102,913	$ 37,836	$ 20,078	$ 6,722	$ 6,587	$ 6,292	$ 25,398
Underlying major volume commitments:
Crude Oil (in MBbls)	4,492	4,492	--	--	--	--	--
Natural gas (in BBtus)	91,350	18,300	18,250	18,250	18,250	18,300	--
NGLs (in MBbls)	50,798	9,745	5,086	5,086	5,086	5,086	20,709
Petrochemicals (in MBbls)	45,207	20,115	8,100	5,604	2,541	1,556	7,291
Service payment commitments	$ 17,936	$ 11,244	$ 5,695	$ 437	$ 93	$ 93	$ 374
Capital expenditure commitments	$ 695,096	$ 695,096	$ --	$ --	$ --	$ --	$ --

Scheduled Maturities of Long-Term Debt. Enterprise GP Holdings, Enterprise Products Partners and TEPPCO have payment obligations under debt agreements. With respect to this category, amounts shown in the preceding table represent scheduled principal payments due in each period as of December 31, 2007. See Note 13 for information regarding our consolidated debt obligations at December 31, 2007.

Operating Lease Obligations. We lease certain property, plant and equipment under noncancelable and cancelable operating leases. With respect to this category, amounts shown in the preceding table represent minimum cash lease payment obligations due in each period as of December 31, 2007 for operating leases with terms in excess of one year.

Our significant lease agreements involve the lease of: (i) underground caverns for the storage of natural gas and NGLs; (ii) office space from a private company affiliate of EPCO; (iii) a railcar unloading facility in Mont Belvieu, Texas and (iv) land held pursuant to right-of-way agreements. In general, our material lease agreements have initial terms that range from 2 to 28 years and include renewal options that could extend the agreements for up to an additional 20 years. Rental payments under these agreements are generally at fixed rates (as specified in each contract) and may be subject to escalation provisions (e.g. inflation or other market-determined factors). Rental payments made in connection with the lease of underground storage caverns may include contingent rental payments when our storage volumes exceed reserved capacity.

As reflected in the preceding table, operating lease obligations exclude non-cash, related party expense amounts associated with certain equipment leases contributed to Enterprise Products Partners by EPCO in 1998 (the “retained leases”). EPCO remains liable for the cash lease payments associated with these agreements, which it accounts for as operating leases. At December 31, 2007, the retained leases involved a cogeneration unit and approximately 100 railcars. EPCO’s minimum future rental payments under these leases are as follows: $2.1 million for 2008; $0.7 million for each of the years 2009 through 2015; and $0.3 million for 2016. The full value of EPCO’s payments in connection with the retained leases is recorded by Enterprise Products Partners as a non-cash related party expense. An offsetting amount is recorded by Enterprise Products Partners as a general contribution in partners’ equity, a portion of which is allocated to minority interest in the preparation of our Consolidated Balance Sheet.

The retained lease agreements include lessee purchase options whereby EPCO could acquire the underlying assets at prices that approximate fair value. EPCO has assigned these purchase options to Enterprise Products Partners. Should Enterprise Products Partners decide to exercise the remaining purchase options, up to an additional $2.3 million would be payable in 2008 and $3.1 million in 2016.

Purchase Obligations. A purchase obligation is an agreement to purchase goods or services that is legally enforceable and binding (unconditional) that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions. We have classified our unconditional purchase obligations into the following categories:

▪

Long and short-term product purchase obligations for crude oil, NGLs, certain petrochemicals and natural gas from third-party suppliers – The prices we are obligated to pay under these contracts approximate market prices at the time we take delivery of such volumes. With respect to these agreements, amounts shown in the preceding table represent our purchase volume commitments and estimated cash payment obligations due in each period as of December 31, 2007. Our estimated future payment obligations are based on the contractual price under each contract for purchases made at December 31, 2007 applied to all future volume commitments. Actual future payment obligations may vary depending on market prices at the time of delivery. At December 31, 2007, we do not have any product purchase commitments with fixed or minimum pricing provisions with remaining terms in excess of one year.

▪

We have long and short-term commitments to pay third-party service providers (e.g. equipment maintenance agreements). Our contractual payment obligations vary by contract. With respect to such contracts, amounts shown in the preceding table represent our estimated cash payment obligations due in each period as of December 31, 2007.

▪

We have short-term payment obligations relating to our capital projects and those of our unconsolidated affiliates. These commitments represent unconditional payment obligations to vendors for services rendered or products purchased in connection with construction-in-progress. The preceding table presents our share of such commitments for the periods indicated as of December 31, 2007.

Commitments under EPCO 1998 Plan and TEPPCO 2006 LTIP

In order to fund its obligations under the EPCO 1998 Plan (see Note 5), EPCO may purchase common units of Enterprise Products Partners at fair value either in the open market or directly from Enterprise Products Partners. When EPCO employees exercise options awarded under the EPCO 1998 Plan, Enterprise Products Partners reimburses EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units. Such reimbursements totaled $3.0 million during the year ended December 31, 2007.

Enterprise Products Partners was committed to issue 2,315,000 of its common units at December 31, 2007, respectively, if all outstanding options awarded under the EPCO 1998 Plan (as of this date) were exercised. The weighted-average strike price of option awards outstanding at December 31, 2007 was $26.18 per common unit. At December 31, 2007, there were 335,000 unit options immediately exercisable under the EPCO 1998 Plan. See Note 5 for additional information regarding the EPCO 1998 Plan.

In order to fund obligations under the TEPPCO 2006 LTIP, EPCO may purchase common units of TEPPCO at fair value either in the open market or directly from TEPPCO. When EPCO employees exercise options awarded under the TEPPCO 2006 LTIP, TEPPCO will reimburse EPCO for the cash difference between the strike price paid by the employee and the actual purchase price paid by EPCO for the common units. TEPPCO was committed to issue 155,000 of its common units at December 31, 2007, respectively, if all outstanding options awarded under the 2006 LTIP (as of this date) were exercised. The weighted-average strike price of option awards outstanding at December 31, 2007 was $45.35 per common unit. There were no options immediately exercisable under the 2006 LTIP at December 31, 2007. See Note 5 for additional information regarding the TEPPCO 2006 LTIP.

Other Commitments and Claims

Redelivery Commitments. In our normal business activities, we process, store and transport natural gas, NGLs and other hydrocarbon products for third parties. These volumes are (i) accrued as product payables on our Consolidated Balance Sheets, (ii) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers. We are insured against any physical loss of such volumes due to catastrophic events. Under terms of our storage agreements, we are generally required to redeliver volumes to the owners on demand. At December 31, 2007, Enterprise Products Partners’ redelivery commitments aggregated 25.2 MMBbls of NGL and petrochemical products and 16,223 BBtus of natural gas. TEPPCO’s redelivery commitments at this date aggregated 13.4 MMBbls of petroleum products. See Note 2 for more information regarding accrued product payables.

Other Claims. As part of our normal business activities with joint venture partners and certain customers and suppliers, we occasionally have claims made against us as a result of disputes related to contractual agreements or similar arrangements. As of December 31, 2007, claims against us totaled approximately $37.9 million. These matters are in various stages of assessment and the ultimate outcome of such disputes cannot be reasonably estimated. However, in our opinion, the likelihood of a material adverse outcome related to the disputes against us is remote. Accordingly, accruals for loss contingencies related to these matters, if any, that might result from the resolution of such disputes have not been reflected in our consolidated financial statements.

Centennial Guarantees. TEPPCO has certain guarantee obligations in connection with its ownership interest in Centennial. TEPPCO has guaranteed one-half of Centennial’s debt obligations, which obligates TEPPCO to an estimated payment of $70.0 million (effective April 2007) in the event of default by Centennial. At December 31, 2007, TEPPCO had a liability of $9.5 million representing the estimated fair value of its share of the Centennial debt guaranty. See Note 13 for additional information regarding Centennial’s debt obligations.

In lieu of Centennial procuring insurance to satisfy third-party liabilities arising from a catastrophic event, TEPPCO and Centennial’s other joint venture partner have entered a limited cash call agreement. TEPPCO is obligated to contribute up to a maximum of $50.0 million in proportion to its ownership interest in Centennial in the event of a catastrophic event. At December 31, 2007, TEPPCO had a liability of $4.1 million representing the estimated fair value of its cash call guaranty. We insure against catastrophic events. Cash contributions by TEPPCO to Centennial under the limited cash call agreement may be covered by our insurance depending on the nature of the catastrophic event.

Note 18. Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

We operate within the midstream energy industry, which includes gathering, transporting, processing and storing natural gas, NGLs and crude oil. We also market natural gas, NGLs, crude oil and other hydrocarbon products. As such, our financial condition may be affected by changes in the commodity prices of these hydrocarbon products, including changes in the relative price levels among these products (e.g., natural gas processing margins are influenced by the ratio of natural gas prices to crude oil prices). The prices of hydrocarbon products are subject to fluctuation in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of hydrocarbon products transported, gathered, processed or stored at our facilities. A material decrease in natural gas or crude oil production or crude oil refining, for reasons such as depressed commodity prices or a decrease in exploration and development activities, could result in a decline in the volume of natural gas, NGLs, LPGs, refined products and crude oil handled by our facilities.

A reduction in demand for natural gas, crude oil, NGL and other hydrocarbon products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made using such products, (iii) increased competition from other products due to pricing differences, (iv) adverse weather conditions, (v) government regulations affecting energy commodity prices, production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could adversely affect our financial position.

Credit Risk due to Industry Concentrations

A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL, crude oil and petrochemical industries. This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions. We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.

Counterparty Risk with respect to Financial Instruments

Where we are exposed to credit risk in our financial instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis. We generally do not require collateral for our financial instrument transactions.

Weather-Related Risks

We participate as named insureds in EPCO’s current insurance program, which provides us with property damage, business interruption and other coverages, which are customary for the nature and scope of our operations. EPCO attempts to place all insurance coverage with carriers having ratings of “A” or higher. However, two carriers associated with the EPCO insurance program were downgraded by Standard & Poor’s during 2006. One of these carriers is currently rated at “A-” and the other, “BBB.” At present, there is no indication that these carriers would be unable to fulfill any insuring obligation. Furthermore, we currently do not have any claims which might be affected by these carriers. EPCO continues to monitor these situations.

We believe EPCO maintains adequate insurance coverage on our behalf; however, insurance will not cover every type of interruption that might occur. As a result of severe hurricanes such as Katrina and Rita that occurred in 2005, market conditions for obtaining property damage insurance coverage were difficult during 2006. Under EPCO’s renewed insurance programs, coverage is more restrictive, including increased physical damage and business interruption deductibles. For example, our deductible for onshore physical damage increased from $2.5 million to $5.0 million per event and our deductible period for onshore business interruption claims increased from 30 days to 60 days. Additional restrictions will be applied in connection with damage caused by named windstorms.

If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated results of operations and financial position. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient to reimburse us for repair costs or lost income. Any event that interrupts the revenues generated by our consolidated operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to pay distributions to partners and, accordingly, adversely affect the market price of our common units.

The following is a discussion of the general status of Enterprise Products Partners’ insurance claims related to recent significant storm events. To the extent we include any estimate or range of estimates regarding the dollar value of damages, please be aware that a change in our estimates may occur as additional information becomes available.

Hurricane Ivan insurance claims. During the year ended December 31, 2007, Enterprise Products Partners received cash reimbursements from insurance carriers totaling $1.3 million, respectively, related to property damage claims. If the final recovery of funds is different than the amount previously expended, Enterprise Products Partners will recognize an income impact at that time.

Enterprise Products Partners has submitted business interruption insurance claims for its estimated losses caused by Hurricane Ivan, which struck the eastern U.S. Gulf Coast region in September 2004. During the year ended December 31, 2007, Enterprise Products Partners received $0.4 million of nonrefundable cash proceeds from such claims. Enterprise Products Partners is continuing its efforts to collect residual balances and expects to complete the process during 2008.

Hurricanes Katrina and Rita insurance claims. Hurricanes Katrina and Rita, both significant storms, affected certain of Enterprise Products Partners’ Gulf Coast assets in August and September of 2005, respectively. With respect to these storms, Enterprise Products Partners has $37.6 million of estimated property damage claims outstanding at December 31, 2007, that it believes are probable of collection during the period 2008 through 2009. As of December 31, 2007, we had received practically all proceeds from our business interruption claims related to these storm events.

The following table summarizes proceeds Enterprise Products Partners received during the year ended December 31, 2007 from business interruption and property damage insurance claims with respect to certain named storms:

2007
Business interruption (“BI”) proceeds:
Hurricane Ivan	$ 377
Hurricane Katrina	19,005
Hurricane Rita	14,955
Other	996
Total BI proceeds	35,333
Property damage (“PD”) proceeds:
Hurricane Ivan	1,273
Hurricane Katrina	79,651
Hurricane Rita	24,105
Other	184
Total PD proceeds	105,213
Total	$ 140,546

In 2007, Enterprise Products Partners collected $0.8 million of business interruption proceeds that were not related to these storm events.

Note 19. Subsequent Events

Repayment of TE Products Senior Notes

On January 15, 2008, the 6.45% TE Products Senior Notes matured. The $180.0 million principal amount was repaid with borrowings under TEPPCO’s Short-Term Credit Facility. On January 28, 2008, TE Products redeemed the remaining $175.0 million of 7.51% TE Products Senior Notes at a redemption price of 103.755% of the principal amount plus accrued interest and unpaid interest at the date of redemption. The $175.0 million principal amount was repaid with borrowings under TEPPCO’s Short-Term Credit Facility.

Enterprise Products 2008 Long-Term Incentive Plan

On January 29, 2008, the unitholders of Enterprise Products Partners approved the Enterprise Products 2008 Long-Term Incentive Plan (the “Incentive Plan”), which provides for awards of Enterprise Products Partners’ common units and other rights to its non-employee directors and to consultants and employees of EPCO and its affiliates providing services to Enterprise Products Partners. Awards under the Incentive Plan may be granted in the form of restricted units, phantom units, unit options, unit appreciation rights and distribution equivalent rights. The Incentive Plan will be administered by EPGP’s ACG Committee. Up to 10,000,000 of Enterprise Products Partners’ common units may be granted as awards under the Incentive Plan, with such amount subject to adjustment as provided for under the terms of the plan. The Incentive Plan is effective until January 29, 2018 or, if earlier, the time which all available units under the Incentive Plan have been delivered to participants or the time of termination of the plan by EPCO or EPGP’s ACG Committee.

TEPPCO Cenac Acquisition

On February 1, 2008, TEPPCO entered the marine transportation business for refined products, crude oil and lubrication products through the purchase of related assets from Cenac Towing Co., Inc. and Cenac Offshore, LLC (collectively “Cenac”), privately-owned Louisiana-based companies. The aggregate value of total consideration TEPPCO paid or issued to complete this business combination was $443.8 million, which consisted of $256.6 million in cash and approximately 4.9 million of TEPPCO’s newly issued common units. TEPPCO acquired 42 tow boats, 89 tank barges and the economic benefit of certain related commercial agreements. TEPPCO’s new business line serves refineries and storage terminals along the Mississippi, Illinois and Ohio rivers, as well as the Intracoastal Waterway between Texas and Florida. These assets also gather crude oil from production facilities and platforms along the Gulf Coast and in the Gulf of Mexico. TEPPCO’s Short-Term Credit Facility was used to finance the cash portion of the acquisition.

Gerber Matter

On February 14, 2008, Joel A. Gerber, a purported unitholder of Enterprise GP Holdings, filed a derivative complaint on behalf of the Enterprise GP Holdings in the Court of Chancery of the State of Delaware. The complaint names as defendants us; the Board of Directors of us; EPCO; and Dan L. Duncan and certain of his affiliates. Enterprise GP Holdings is named as a nominal defendant. The complaint alleges that the defendants, in breach of their fiduciary duties to Enterprise GP Holdings and its unitholders, caused Enterprise GP Holdings to purchase in May 2007 the TEPPCO GP membership interests and TEPPCO common units from Mr. Duncan’s affiliates at an unfair price. The complaint also alleges that Charles E. McMahen, Edwin E. Smith and Thurmon Andress, constituting the three members of our ACG Committee, cannot be considered independent because of their relationships with Mr. Duncan.  The complaint seeks relief (i) awarding damages for profits allegedly obtained by the defendants as a result of the alleged wrongdoings in the complaint and (ii) awarding plaintiff costs of the action, including fees and expenses of his attorneys and experts. Management believes this lawsuit is without merit and intends to vigorously defend against it. For information regarding our relationship with Mr. Duncan and his affiliates, see Note 15.

Enterprise Unit L.P. Long-Term Incentive Plan

On February 20, 2008, EPCO formed Enterprise Unit L.P. (“Enterprise LP”) to serve as an incentive arrangement for certain employees of EPCO through a “profits interest” in Enterprise LP. On that date, EPCO Holdings, Inc. (“EPCO Holdings”) agreed to contribute $18,000,000 in the aggregate (the “Initial Contribution”) to Enterprise LP and was admitted as the Class A limited partner. Certain key employees of EPCO including our Chief Executive Officer and Chief Financial Officer were issued Class B limited partner interests and admitted as Class B limited partners of Enterprise LP without any capital contribution. As with the awards granted in connection with the other Employee Partnerships, these awards are designed to provide additional long-term incentive compensation for such employees. The profits interest awards (or Class B limited partner interests) in Enterprise LP entitle the holder to participate in the appreciation in value of Enterprise GP Holdings Units and Enterprise Products Partners’ common units and are subject to forfeiture.

A portion of the fair value of these equity awards will be allocated to us under the EPCO administrative services agreement as a non-cash expense. We will not reimburse EPCO, Enterprise LP or any of their affiliates or partners, through the administrative services agreement or otherwise, for any expenses related to Enterprise LP, including the Initial Contribution by EPCO Holdings.

The Class B limited partner interests in Enterprise LP that are owned by EPCO employees are subject to forfeiture if the participating employee’s employment with EPCO and its affiliates is terminated prior to February 20, 2014, with customary exceptions for death, disability and certain retirements. The risk of forfeiture associated with the Class B limited partner interests in Enterprise LP will also lapse upon certain change of control events.

Unless otherwise agreed to by EPCO, EPCO Holdings and a majority in interest of the Class B limited partners of Enterprise LP, Enterprise LP will terminate at the earlier of February 20, 2014 (six years from the date of the agreement) or a change in control of Enterprise Products Partners or Enterprise GP Holdings. Enterprise LP has the following material terms regarding its quarterly cash distribution to partners:

▪	Distributions of cash flow – Each quarter, 100% of the cash distributions received by Enterprise LP from Enterprise GP Holdings and Enterprise Products Partners will be distributed to the

Class A limited partner until EPCO Holdings has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by Enterprise LP will be distributed to the Class B limited partners. The Class A preferred return equals the Class A capital base (as defined below) multiplied by 5.0% per annum. The Class A limited partner’s capital base equals the amount of any other contributions of cash or cash equivalents made by the Class A limited partner to Enterprise LP, plus any unpaid Class A preferred return from prior periods, less any distributions made by Enterprise LP of proceeds from the sale of units owned by Enterprise LP (as described below).

▪

Liquidating Distributions – Upon liquidation of Enterprise LP, units having a fair market value equal to the Class A limited partner capital base will be distributed to EPCO Holdings, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining units will be distributed to the Class B limited partners.

▪

Sale Proceeds – If Enterprise LP sells any units that it beneficially owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partners in the same manner as liquidating distributions described above.